STOCK PURCHASE AND MERGER AGREEMENT

BY AND AMONG

ATHLACTION TOPCO, LLC,

VISTA BLOCKER SELLERS,

VISTA EQUITY PARTNERS MANAGEMENT, LLC,
AS SELLERS’ REPRESENTATIVE,

GLOBAL PAYMENTS INC.,

ATHENS MERGER SUB, LLC,

AND

VISTA AIVs AND VISTA GPs,
SOLELY FOR PURPOSES OF SECTION 2.3(b)(ii)(A), SECTION 2.3(b)(iv), SECTION 2.3(b)(vii), SECTION 2.3(b)(viii), SECTION 2.6(D)(I), ARTICLE 6 (OTHER THAN SECTION 6.7),
SECTION 9.3, SECTION 9.12 AND SECTION 9.17

DATED AS OF AUGUST 2, 2017

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Reorganization Deck
Exhibit B	Form of Contribution Agreement
Exhibit C	Distribution Waterfall
Exhibit D	Form of Stockholders Agreement
Exhibit E	Form of LLC FIRPTA
Exhibit F	Form of Non-USRPHC Certificate
Exhibit G	Form of Letter of Transmittal

Schedules	Referenced in:
Distribution Waterfall Schedule	Section 1.1
Governmental Licenses Schedule	Sections 1.1 and 5.12
Permitted Liens Schedule	Section 1.1
Equity Interests Schedule	Sections 2.1, 5.3(a) and 6.6
Repaid Indebtedness Schedule	Section 2.4
Key Employees Schedule	Sections 4.1(b) and 4.6
Negative Covenants Schedule	Section 4.2
Entity Organization Schedule	Section 5.1
Subsidiaries Schedule	Section 5.3(b)
Material Restrictions Schedule	Section 5.4
Contracts Schedule	Sections 4.2(a)(ix), 5.10(a), 5.10(b), and 5.19
Financial Statements Schedule	Section 5.5
Developments Schedule	Section 5.7
Leased Real Property Schedule	Sections 5.8(b)
Proprietary Rights Schedule	Sections 5.11(a), 5.11(c) and 5.11(f)
Litigation Schedule	Section 5.13
Compliance Schedule	Section 5.14(a)
Trade Control Laws Schedule	Section 5.14(b)
Employees Schedule	Section 5.15
Employee Benefits Schedule	Sections 5.16(a) and 5.16(c)
Taxes Schedule	Sections 5.17 and 5.17(n)
Brokerage Schedule	Section 5.18
Affiliate Transactions Schedule	Section 5.19
Insurance Schedule	Section 5.20
Environmental Matters Schedule	Section 5.21
Vista Blockers Capitalization Schedule	Section 6.7
Purchaser and Merger Sub Material Restrictions Schedule	Section 7.3
Purchaser Litigation Schedule	Section 7.4
Purchaser and Merger Sub Brokerage Schedule	Section 7.5
Purchaser Subsidiaries Schedule	Section 7.15
Purchaser Financial Statements Schedule	Section 7.16
Purchaser Compliance Schedule	Section 7.20(a)
Purchaser Trade Control Laws Schedule	Section 7.20(b)

STOCK PURCHASE AND MERGER AGREEMENT
This STOCK PURCHASE AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of August 2, 2017, by and among Athlaction Topco, LLC a Delaware limited liability company (the “Company”), Global Payments Inc., a Georgia corporation (“Purchaser”), Athens Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Purchaser (“Merger Sub”), each of the Vista Blocker Sellers, Vista Equity Partners Management, LLC, solely in its capacity as the representative of the Sellers appointed pursuant to Section 9.10 (the “Sellers’ Representative”), and, solely for purposes of Section 2.3(b)(ii)(A), Section 2.3(b)(iv), Section 2.3(b)(vii), Section 2.3(b)(viii), Section 2.6(d)(i), Article 6 (other than Section 6.7), Section 9.3, Section 9.12 and Section 9.17, the Vista AIVs and the Vista GPs. Capitalized terms used in this Agreement without definition shall have the respective meanings given to such terms in Article 1 hereof.
RECITALS
A.WHEREAS, on the date hereof and prior to the consummation of the transactions described in the recitals below, (i) the Pre-Reorganization Unitholders collectively hold 100% of the issued and outstanding Units of the Company, (ii) the Vista AIVs and the Vista AIV-Bs hold the number of Class XB Units (as defined in the Holdings LLC Agreement) of Athlaction Holdings, LLC, a Delaware limited liability company (“Holdings”), as set forth on the Equity Interests Schedule, which constitute approximately 0.7% of the issued and outstanding equity interests of Holdings, (iii) the Company holds 725.00 Class Y Units (as defined in the Holdings LLC Agreement) of Holdings, which constitute approximately 99.3% of the issued and outstanding equity interests in Holdings (for the avoidance of doubt, the Company, the Vista AIVs and the Vista AIV-Bs collectively hold 100% of the issued and outstanding equity interests in Holdings prior to the commencement of the transactions contemplated hereby), and (iv) Holdings holds 100% of the issued and outstanding equity interests in Athlaction Intermediate, LLC, a Delaware limited liability company (“Intermediate”);
B.WHEREAS, the Vista Blocker Sellers hold 100% of the issued and outstanding shares of capital stock of the Vista Blockers (the “Vista Blocker Shares”);
C.WHEREAS, immediately prior to the Closing, (i) the Vista AIVs and the Vista AIV-Bs shall contribute their respective Class XB Units of Holdings to the Company in exchange for the issuance to the Vista AIVs and the Vista AIV-Bs of a corresponding amount of additional Class B Units of the Company (following which contribution, Holdings shall be wholly owned by the Company) in accordance with Step 1a of the “Project Athens Pre-Sale Restructuring Considerations Draft Concept Deck”, dated August 2, 2017, by Ernst & Young LLP and attached hereto as Exhibit A (the “Reorganization Deck”), and (ii) Holdings shall be liquidated and shall distribute all of its interests in Intermediate to the Company in complete redemption of the Class Y Units and Class XB Units of Holdings held by the Company, which transaction shall be effected substantially in accordance with Step 1b of the Reorganization Deck;
D.WHEREAS, immediately following the transactions described in Recital C above and prior to the Closing, the Vista AIV-Bs and their Affiliates shall consummate substantially the transactions contemplated by Steps 2a, 2b, and 2c of the Reorganization Deck;
E.WHEREAS, immediately following the transactions described in Recital D above and prior to the Closing, Active Network, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of the Company and a direct wholly-owned subsidiary of Intermediate (“Active Network”), Outdoors LLC and certain other parties thereto shall enter into a Contribution Agreement substantially in the form attached hereto as Exhibit B (the “Contribution Agreement”), pursuant to which the Company and/or certain of its Subsidiaries shall contribute the assets and liabilities of the Outdoors Business to Outdoors LLC on the terms and subject to the conditions set forth in the Contribution Agreement (collectively, the “Contribution”);

F.WHEREAS, immediately following the Contribution and prior to the Closing, (i) Active Network shall distribute its interests in Outdoors LLC to Intermediate (following such distribution, Outdoors LLC shall be a wholly-owned subsidiary of Intermediate), (ii) Intermediate shall distribute its interest in Outdoors LLC to the Company, which transaction shall be effected substantially in accordance with Step 3a of the Reorganization Deck (following such distribution, Outdoors LLC shall be a wholly-owned subsidiary of the Company) and (iii) the Company, the Vista AIVs, the Vista Blockers, the Vista GPs, the Other Investors and the MIU Holders shall effectuate substantially the transactions contemplated by Step 3b of the Reorganization Deck (collectively, the “Distribution”);
G.WHEREAS, immediately following the Distribution and prior to the Closing, the Sellers and their respective Affiliates shall effectuate substantially the transactions contemplated by Steps 4a, 4b, and 4c of the Reorganization Deck (the transactions contemplated by Recital C, Recital D, Recital E, Recital F and this Recital G, substantially in accordance with and subject to the terms of the Contribution Agreement and the Reorganization Deck, the “Pre-Closing Reorganization”);
H.WHEREAS, immediately following the Pre-Closing Reorganization and prior to the Closing, (i) the Vista Blockers, the Vista GPs, the Vista AIVs, the MIU Holders and the Other Investors shall collectively hold 100% of the issued and outstanding Units of the Company and (ii) the Company shall hold 100% of the outstanding equity interests of Intermediate;
I.WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from the Vista Blocker Sellers and the Vista Blocker Sellers desire to sell, severally and not jointly, to Purchaser the Vista Blocker Shares held by the Vista Blocker Sellers (the “Stock Purchase”) in exchange for their respective pro rata share of the Initial Purchase Price;
J.WHEREAS, Purchaser, Merger Sub and the Company are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);
K.WHEREAS, the Vista GPs, the Vista AIVs, the MIU Holders and the Other Investors shall receive their respective pro rata share of the Initial Purchase Price as consideration for the cancellation of their respective Units of the Company in the Merger;
L.WHEREAS, the respective board of directors, board of managers and managing members, as applicable, of Purchaser, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;
M.WHEREAS, immediately following the consummation of the transactions contemplated by this Agreement, (i) Purchaser shall hold 100% of the Vista Blocker Shares, and (ii) Purchaser and the Vista Blockers shall, directly or indirectly, collectively hold 100% of the issued and outstanding Units of the Company;
N.WHEREAS, following the execution and delivery of this Agreement, the Company will deliver to Purchaser one or more written consents executed by the Unitholders entitled to vote at least 99% of the Units entitled to vote to approve the Merger, evidencing the adoption of this Agreement and the Merger (the “Written Consent”); and
O.WHEREAS, the Company, the Sellers, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and also to prescribe various conditions to the Closing, as set forth in, and subject to the provisions of, this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS

1.1	Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Adjustment Time” shall mean 11:59 p.m., Dallas time, on the day immediately preceding the Closing Date; provided, that if as a result of a breach by the Company or the Sellers of any of their covenants or agreements contained in this Agreement, Transaction Expenses or Indebtedness of the Company Group shall have changed between the Adjustment Time and the time immediately preceding the Effective Time, then any such changes shall be included in the calculation of Transaction Expenses and/or Indebtedness of the Company Group, as the case may be, for purposes of this Agreement.
“Affiliate” of any particular Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, management control or otherwise. The terms “controlled,” “controlling” and “under common control with” have meanings correlative thereto.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
“Average Purchaser Shares Price” means $94.3766; provided, that if between the date of this Agreement and the Closing the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Average Purchaser Shares Price will be appropriately adjusted to provide to the Sellers the same economic effect as contemplated by this Agreement prior to such event.
“Blocker Corporation Cash Payment” means the portion of the Initial Cash Purchase Price attributable to the Vista Blocker Units in accordance with the Distribution Waterfall.
“Blocker Corporation Payment” means the portion of the Initial Purchase Price attributable to the Vista Blocker Units in accordance with the Distribution Waterfall.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas or Atlanta, Georgia are authorized or required by law or other action of a Governmental Authority to close.
“Businesses” means, collectively, the Communities Business, the Outdoors Business and the Sports Business, which together constitute all of the businesses of the Company and its Subsidiaries.
“Card Association” means VISA U.S.A., Inc. and Visa International, Inc. (collectively, “VISA”), MasterCard International, Inc. (“MasterCard”), Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, the National Automated Clearing House Association, a/k/a the Electronic Payments Association, which administers the automated clearing house network (“NACHA”), and any other card association, debit card network, electronic payments or funds transfer network, or similar organization or association having clearing or oversight responsibilities, in each case with whom the Company Group may directly or indirectly have a sponsorship or similar authorization or agreement.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, manuals, procedures or published written guidance of, or applicable to, any Card Association, including with respect to the processing of credit or debit card information or electronic payments or funds transfers and the Payment Card Industry Data Security Standard.
“Code” means the Internal Revenue Code of 1986, as amended.
“Communities Business” means software, hardware, business intelligence and data analytics, and services related to the management and operation of YMCAs and JCCs; school campus recreation centers; municipal parks and recreation facilities; ski resorts, zoos and local community attractions; school webstores; K-12 educational and classroom scheduling and management; child care management; municipal day camps, sports camps and clinics, scholastic camps; local community specialty classes and before/after school programs; municipal government citizen response and support based facilities management and related to billing and accounts receivable, scheduling, sign-up, and point of sale systems; athletics compliance, inventory, accounting, and recruiting; community based membership engagement and loyalty programs, and related digital media and advertising.
“Company Group” means the Company and its Subsidiaries as if and assuming the Contribution, the Distribution and the Pre-Closing Reorganization have been consummated and, solely for purposes of Section 5.17, the Vista Blockers.
“Company LLC Agreement” means the limited liability company agreement of the Company, as amended and as currently in effect.
“Controlling Party” means in a Tax Proceeding involving a Tax Claim (x) the Sellers’ Representative if Sellers and their Affiliates after the Closing are reasonably expected to bear a greater Tax liability directly resulting from such Tax Claim than the Purchaser and its Affiliates, including by way of indemnification under this Agreement and (y) the Purchaser if the Purchaser or any of its Affiliates after the Closing is reasonably expected to bear a greater Tax liability directly resulting from such Tax Claim than any Seller or any of its Affiliates (or the Sellers in the aggregate, as applicable).
“Company Products” means any and all proprietary products and services, including software as a service (SaaS) that are marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.
“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall Schedule” attached hereto as Exhibit C, which shall be updated as necessary by the Company prior to the Closing and which updates shall be disclosed in writing (including by email) to Purchaser.
“DLLCA” means the Delaware Limited Liability Company Act.
“$”, when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
“Environmental Laws” means all applicable federal, state, local and foreign statutes, laws and regulations of any Governmental Authority concerning pollution or protection of the environment.
“Equity Interests” means the Units held by the Pre-Reorganization Unitholders, the Vista GPs and the Other Investors, the MIUs held by the MIU Holders and the Vista Blocker Shares held by the Vista Blocker Sellers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with a member of the Company Group, would be treated as a single employer under Section 414 of the Code.
“GAAP” means United States generally accepted accounting principles, consistently applied, and, where applicable, applied in a manner consistent with the past practices of the Company and its Subsidiaries (to the extent such practices are GAAP).
“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state or local.
“Governmental Licenses” means all permits, licenses, franchises, grants, registrations, consents, certificates, clearances, permissions, qualifications, registrations, approvals and other authorizations obtained from any Governmental Authority and/or any Card Association, including those listed on the “Governmental Licenses Schedule”.
“Holdings LLC Agreement” means the limited liability company agreement of Holdings, as amended and as currently in effect.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person at any point in time, without duplication: (i) all obligations of such Person for borrowed money (excluding any obligations for borrowed money solely between members of the Company Group, and any ordinary course trade payables, accounts payable and any other current liabilities), (ii) all obligations in respect of letters of credit or bankers’ acceptances, in each case, to the extent drawn, (iii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iv) all obligations in respect of any deferred and unpaid portion of the purchase price of any property or services (other than (x) trade accounts payable in the ordinary course of business and not overdue, (y) deferred revenue and (z) with respect to the Company Group, the JumpForward Earn-Out), (v) all lease obligations of such Person capitalized on the books and records of such Person, (vi) any obligations of the type referred to in the clauses (i) through (v) or clause (vii) through (viii) of any other Person (and any obligations of such Person to be liable for obligations of the type referred to in the clauses (i) through (vi) or clause (vii) through (viii) of any other Person and all arrangements having similar effect, including a guaranty or the granting of security for such obligations of another Person), (vii) all obligations of such Person under hedging or other derivative transactions (calculated, as of any date, as the amount of any payments that would be required to be paid by the Person (or any of its Subsidiaries) to the counterparty banks in the event of an early unwind or early termination of such hedging transactions on such date), and (viii) any accrued interest and fees and prepayment fees or penalties related to any of the foregoing. For the avoidance of doubt, (A) to the extent any item is included in “Transaction Expenses”, it shall not be included in “Indebtedness” of the Company Group, and (B) to the extent any item is included in “Indebtedness” of the Company Group, it shall not be included in “Transaction Expenses”, it being the intent of the parties to avoid duplication or double counting. For purposes of calculating “Indebtedness” and “Transaction Expenses” of the Company Group as of the Adjustment Time, any earn-out or similar obligations or liabilities of the Company Group in connection with that certain Securities Purchase Agreement, dated as of May 26, 2016, by and among Jump Forward, LLC, Active Network and the other signatories thereto, shall be deemed to be an amount equal to $0 (the “JumpForward Earn-Out”).

“Initial Purchase Price” means (A) an amount in cash (such amount, the “Initial Cash Purchase Price”) equal to (i) $600,000,000, minus (ii) the Estimated Transaction Expenses (to the extent not paid by, or on the behalf of, the Company or any of its Subsidiaries prior to the Adjustment Time), minus (iii) the Estimated Indebtedness (to the extent not paid by, or on the behalf of, the Company or any of its Subsidiaries prior to the Adjustment Time) and (B) the Stock Consideration.
“Knowledge” means (i) in the case of Purchaser, the actual knowledge, after reasonable inquiry of his or her direct reports, of the individuals set forth in the Purchaser Knowledge Schedule, (ii) in the case of the Company, the actual knowledge, after reasonable inquiry of his or her direct reports, of the individuals set forth in the “Knowledge Schedule”, (iii) in the case of an individual, the actual knowledge of such individual, without independent investigation, and (iv) in the case of any other Person that is not Purchaser, the Company or an individual, the actual knowledge of the chief executive officer or chief financial officer (or persons serving in similar capacities) of such Person, in each case, without independent investigation.
“Labor Claims” means claims, investigations, charges, citations, hearings, consent decrees or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran’s status, marital status, disability, or any other recognized class, status or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers’ compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or other claim based on the employment relationship or termination of the employment relationship.
“law” means any foreign, federal, state, or local law (including common law), rule, ruling, convention, act, constitution, treaty, fine, regulation, judgment, injunction, executive order, order, decree, award, administrative requirement, or other restriction of any Governmental Authority as enacted, promulgated, implemented or in effect.
“Lease” means all leases, subleases, licenses, concessions and other written agreements pursuant to which any member of the Company Group holds any Leased Real Property.
“Leased Real Property” means all of the right, title and interest of the Company Group under all written leases, subleases, licenses, concessions and other agreements, pursuant to which any member of the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Company Group’s business.
“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, title defect, right-of-way or encroachment with respect to a property or asset. A license of Proprietary Rights in the ordinary course of business shall not be deemed to be a Lien.
“Material Adverse Effect” means any facts, event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, has, or is reasonably likely to have, a material and adverse effect upon the assets, liabilities, financial condition or operating results of the Company Group, taken as a whole; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse Event arising from or relating to (i) changes in general business, industry, credit, financial, capital markets conditions or economic conditions (but excluding the extent (and only the extent) to which any such change has a disproportionate impact on the Company Group when compared to other participants in the principle industries and geographic markets in which the Company Group operates), (ii) the effect of any change that generally affects any industry in which any member of the Company Group operates (but excluding the extent (and only the extent) to which it has a disproportionate impact on the Company Group when compared to other participants in the principle industries and geographic markets in which the Company Group operates), (iii) any failure in and of itself by any member of the Company Group to meet its internal financial projections, estimates or budgets (provided, that the underlying facts giving rise or contributing to any such change described in this clause (iii) may be taken into account in determining whether there has been a Material Adverse Effect), (iv) changes in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group (but excluding the extent (and only the extent) to which it has a disproportionate impact on the Company Group when compared to other participants in the principle industries and geographic markets in which the Company Group operates), (v) changes in GAAP or changes in law, rules, regulations, orders or other binding directives issued by any governmental entity, including any action required to be taken by any member of the Company Group to comply with any such changes, (vi) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes (but excluding the extent (and only the extent) to which it has a disproportionate impact on the Company Group when compared to other participants in the principle industries and geographic markets in which the Company Group operates), (vii) any action taken or omission to act, in each case, that is expressly required by the terms of this Agreement or was otherwise taken (or not taken) with the consent of or at the request of Purchaser or any of its Affiliates, or (viii) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereunder (it being understood that the exception in this clause (viii) shall not apply with respect to reference to Material Adverse Effect on the representations and warranties contained in Section 5.4 or with respect to the condition contained in Section 3.2(a) to the extent relating to such representations and warranties).
“Material Customer Contracts” mean (i) that certain Master Services Agreement, dated as of March 17, 2017, by and between Active Network and Tough Mudder Incorporated, as amended, (ii) that certain Service Agreement, dated September 30, 2016, by and between Active Network, LLC and Human Race, Ltd., as amended, (iii) that certain Service Agreement Contract, dated February 20, 2017, by and between Active Network, LLC and CSM Active Limited, as amended, and (iv) that certain Reseller Agreement, dated August 7, 2015, by and between Active Network, LLC and Speed Time SA de CV, as amended.
“MIU Holder” means a holder of MIUs as of immediately prior to the Closing.
“MIU Holder Purchaser Shares” means any Purchaser Shares received by an MIU Holder that is a current or former employee of the Company or any of its Subsidiaries as part of the Stock Consideration. For the avoidance of doubt, MIU Holder Purchaser Shares shall not include any Purchaser Shares received by any MIU Holder that is a Vista Consulting Group consultant or service provider.
“MIUs” means “Management Incentive Units” (as defined in the Company LLC Agreement) of the Company.
“Non-Controlling Party” means the Sellers’ Representative if the Purchaser is the Controlling Party and the Purchaser if the Sellers’ Representative is the Controlling Party.

“NYSE” means the New York Stock Exchange.
“Other Investors” means, collectively, Todd E. Tyler and Roland Tanner.
“Outdoors Business” means software, hardware, business intelligence and data analytics, and services related to the management and operation of outdoor related activities including, but not limited to, campgrounds management and operations; hunting and fishing licensing, ticketing; lands management and wildlife related permitting and lotteries; watercraft and vehicle titling and usage; marina reservations and management; online and phone call center management; financial management and reporting; museum, monuments, and attractions management, ticketing, and venue management; and related digital media, marketing, demand generation, and consumer loyalty and engagement programs.
“Outdoors Employee” means an employee or other service provider identified as an Outdoors Employee pursuant to the Contribution Agreement.
“Outdoors LLC” means the direct or indirect subsidiary of Active Network that will enter into the Contribution Agreement as the “Company” (as defined therein).
“Permitted Liens” means with respect to any Person (i) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, processors’, maritime, consignees’, warehousemens’ and other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and which would not, individually or in the aggregate, have a Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, (ii) easements, covenants, conditions, rights‑of‑way, restrictions and other similar charges and encumbrances of record and other title defects not interfering materially with the ordinary conduct of the business of such Person or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) zoning, building codes and other land use laws regulating the use or occupancy of any leased real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such leased real property which are not violated by the current use or occupancy of such leased real property or the operation of such Person’s business thereon, (iv) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith and for which reserves have been established in accordance with GAAP, (v) purchase money Liens securing rental payments under capital lease arrangements, (vi) leases or service contracts to which a Person is a party, (vii) pledges or deposits under workers’ compensation legislation, unemployment insurance or similar applicable laws, (viii) licenses, leases and subleases of property and assets in the ordinary course of business, (ix) customary rights of set-off, revocation, refund or chargeback, (x) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder, (xi) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby and (xii) any other Liens set forth on the “Permitted Liens Schedule”.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, Governmental Authority, or any other organization or entity of any kind.
“Personal Information” means a person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords or any other piece of information that allows the identification of such person, or enables access to such person’s financial information, or as that term, the term “Personal Data” or any similar term is otherwise defined by applicable law.

“Post-Closing Tax Period” means any and all taxable periods ending after the Closing Date (other than a Straddle Period) and the portion of any Straddle Period after the Closing Date.
“Pre-Closing Tax Period” means any and all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.
“Pre-Reorganization Unitholders” means the Vista AIVs, the Vista AIV-Bs, the MIU Holders and the Other Investors.
“Privacy Law” means any law governing the collection, use or disclosure of Personal Information.
“Proprietary Rights” means (i) patents and patent applications, (ii) trademarks, service marks, trade names and trade dress, together with all goodwill associated therewith, and internet domain names, (iii) copyrights and copyrightable works of authorship, (iv) trade secrets, know-how and confidential information and all other intellectual property rights, and (v) registrations and applications for any of the foregoing.
“Purchaser Common Stock” means the common stock, no par value, of Purchaser.
“Purchaser Material Adverse Effect” means any Event that, individually or in the aggregate, (a) has, or is reasonably likely to have, a material and adverse effect upon the assets, liabilities, financial condition or operating results of Purchaser and its Subsidiaries, taken as a whole; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Purchaser Material Adverse Effect for purposes of this clause (a): any adverse Event arising from or relating to (i) changes in general business, industry credit, financial capital markets conditions, stock prices (including the trading price or volume of Purchaser Common Stock), or economic conditions (but excluding the extent (and only to the extent) to which any such change has a disproportionate impact on Purchaser and its Subsidiaries when compared to other participants in the principle industries and geographic markets in which Purchaser and its Subsidiaries operate), (ii) the effect of any change that generally affects any industry in which Purchaser and its Subsidiaries operates (but excluding the extent (and only to the extent) to which it has a disproportionate impact on Purchaser and its Subsidiaries when compared to other participants in the principle industries and geographic markets in which Purchaser and its Subsidiaries operate), (iii) any failure in and of itself by any member of the Purchaser or its Subsidiaries to meet its internal financial projections, estimates or budgets (provided, that the underlying facts giving rise or contributing to any such change described in this clause (iii) may be taken into account in determining whether there has been a Purchaser Material Adverse Effect), (iv) changes in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group (but excluding the extent (and only to the extent) to which it has a disproportionate impact on Purchaser and its Subsidiaries when compared to other participants in the principle industries and geographic markets in which Purchaser and its Subsidiaries operate), (v) changes in GAAP or changes in law, rules, regulations, orders or other binding directives issued by any governmental entity, including any action required to be taken by Purchaser or any of its Subsidiaries to comply with any such changes, (vi) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes (but excluding the extent (and only to the extent) to which it has a disproportionate impact on Purchaser and its Subsidiaries when compared to other participants in the principle industries and geographic markets in which Purchaser and its

Subsidiaries operate), (vii) any action taken or omission to act, in each case, that is expressly required by the terms of this Agreement or was otherwise taken (or not taken) with the consent of or at the request of the Company Group, Sellers or any of their Affiliates, or (viii) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereunder (it being understood that the exception in this clause (viii) shall not apply with respect to references to Purchaser Material Adverse Effect on the representations and warranties contained in Section 7.3 or with respect to the condition in Section 3.1(a) to the extent relating to such representations and warranties) or (b) prevents or materially impairs, or is reasonably likely to prevent or materially impair, Purchaser or Merger Sub from consummating the transactions contemplated by this Agreement.
“Purchaser Preferred Stock” means the preferred stock, no par value, of Purchaser.
“Purchaser Shares” means shares of Purchaser Common Stock issued by Purchaser pursuant to the terms and conditions of this Agreement.
“Sellers” means (i) the Unitholders (other than the Vista Blockers), which shall be the Vista AIVs, the Vista GPs, the MIU Holders and the Other Investors and (ii) the Vista Blocker Sellers.
“Sports Business” means software, hardware, business intelligence and data analytics, and services related to the management and operation of endurance, mud, obstacle and theme based races; sporting leagues, teams, associations and clubs; swim and track meets; and endurance race event timing; endurance and sports event fundraising, scheduling and volunteer management; sports event and activity participant membership loyalty and engagement programs; sports related branding and promotion; and sports related digital media, marketing, demand generation, and consumer loyalty and engagement programs.
“Stock Consideration” means that number of Purchaser Shares, rounded up to the nearest whole number, equal to the quotient determined by dividing $600,000,000 by the Average Purchaser Shares Price.
“Stockholders Agreement” means the stockholders agreement substantially in the form attached hereto as Exhibit D.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or that Person is the general partner.
“Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add‑on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, or employee or other withholding tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Claim” means any Tax Proceeding with respect to Taxes (other than a Tax Proceeding that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 3(a) of the Contribution Agreement) that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 9.8(a).
“Taxing Authority” means any Governmental Authority responsible for the imposition, calculation or collection of Taxes.
“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority.
“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Trade Control Laws” means (i) all applicable export, reexport, retransfer, import, and customs laws administered or enforced by the United States (including those laws administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the U.S. Department of Homeland Security - Customs and Border Protection) or any other applicable Governmental Authority; (ii) all applicable economic sanctions laws, including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control; and (iii) the anti-boycott regulations administered by the U.S. Department of Treasury and the U.S. Department of Commerce.
“Transaction Expenses” means the fees, commissions or expenses that, except as expressly provided in this definition, have been or will be at or prior to the Closing incurred or paid by the Company, its Subsidiaries and/or the Sellers or their Affiliates in connection with the transactions contemplated by this Agreement (including any amounts payable upon consummation of the transactions contemplated by this Agreement, except as otherwise set forth herein) with respect to (i) any broker, investment banker or financial advisor, attorney, accountant and consultant, including any amounts incurred, accrued or payable to the Sellers or any of their Affiliates in respect of advisory or similar fees, (ii) any sale or change of control payment to any current or former director, officer, or employee solely as a result of this Agreement and the transactions contemplated hereby, (iii) any amounts paid in any settlements in respect of or to resolve any liabilities of the Company and its Subsidiaries related to state unclaimed property laws, including, for the avoidance of doubt, with respect to the VDA Matter (as defined in the Schedules), up to $7,700,000 in the aggregate and (iv) (A) any such severance and similar amounts payable to the Persons set forth on the “Key Employees Schedule” and (B) any severance and similar amounts payable to any Person who is a director, officer or employee of the Company Group as of the Closing and becomes employed by Sellers or any of their Affiliates (including Outdoors LLC and any other portfolio companies of Sellers) after such termination or resignation and within six (6) months of the Closing, it being agreed that with respect to such Persons such severance and similar amounts shall constitute Transaction Expenses whether or not incurred prior to the Closing and that no other severance or similar amounts shall constitute “Transaction Expenses”; provided, that “Transaction Expenses” shall not include any fees, commissions or expenses that have been or will be incurred by, or on behalf of, Purchaser, its Subsidiaries and/or their Affiliates (for the avoidance of doubt, excluding the Company and its Subsidiaries from and after the Closing with respect to any amounts that constitute Transaction Expenses pursuant to clauses (i)-(iv) above).
“Unitholder” means a holder of Units.

“Unitholder Sellers” means the Sellers other than the Vista Blocker Sellers.
“Unitholder Sellers Units” means the Units of the Company held by the Unitholder Sellers.
“Units” shall have the meaning ascribed thereto in the Company LLC Agreement.
“Vista AIV-Bs” means VEPF III AIV VI-B, L.P., VEPF IV AIV VII-B, L.P. and VFF I AIV IV-B, L.P.
“Vista AIVs” means VEPF III AIV VI, L.P., VEPF IV AIV VII, L.P. and VFF I AIV IV, L.P.
“Vista Blocker Sellers” means VEPF III AIV VI-A, L.P., VEPF IV AIV VII-A, L.P. and VFF I AIV IV-A, L.P.
“Vista Blocker Units” means the Units of the Company held by the Vista Blockers.
“Vista Blockers” means VEPF III AIV VI-C Corp., VEPF IV AIV VII-C Corp. and VFF I AIV IV-C Corp.
“Vista GPs” means Vista Equity Partners Fund III GP, LLC, Vista Equity Partners Fund IV GP, LLC and Vista Foundation Fund I GP, LLC.

2.1	Cross References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
1933 Act	7.8
1934 Act	9.15(c)
Independent Accounting Firm	2.6(c)(ii)
Active Network	Recitals
Actual Indebtedness	2.6(b)
Actual Transaction Expenses	2.6(b)
Adjusted Purchase Price	2.6(d)(i)
Agreement	Preamble
Antitrust Law	4.5(a)
Certificate of Merger	2.1
Closing	2.3(a)
Closing Date	2.3(a)
Closing Payment Amount	2.2(b)
Closing Statement	2.6(b)
Company	Preamble
Company Indemnified Party	9.7(a)
Confidentiality Agreement	9.3(a)
Contribution	Recitals
Contribution Agreement	Recitals
Covered Selling Expenses	9.15(b)
D&O Beneficiary	9.7(b)
D&O Claim	9.7(b)
Dispute Notice	2.6(c)(ii)
Distribution	Recitals

Effective Time	2.1
Employee Plans	5.16(a)
Estimated Closing Statement	2.6(a)
Estimated Indebtedness	2.6(a)
Estimated Transaction Expenses	2.6(a)
Events	1.1
Final Indebtedness	2.6(c)(i) and 2.6(d)
Final Transaction Expenses	2.6(c)(i) and 2.6(d)
Financial Statements	5.5
Holdings	Recitals
Interim Financial Statements	5.5(a)
Intermediate	Recitals
IT Systems	5.11(g)
Letter of Transmittal	2.5(d)
Losses	9.15(c)
MasterCard	1.1
Merger	Recitals
Merger Consideration	2.5(a)
Merger Sub	Preamble
NACHA	1.1
Outside Date	8.1(d)
Permitted Recipients	9.3(b)
Personal Information	5.11(h)
Pre-Closing Reorganization	Recitals
Pre-Closing Tax Refund	9.8(e)
Privileged Deal Communications	10.13(b)
Purchase Price Allocation	2.7
Purchaser	Preamble
Purchaser Financial Statements	7.16
Purchaser Material Contracts	7.18(a)
Purchaser SEC Reports	7.11
Registered Proprietary Rights	5.11(a)
Registration Period	9.15(a)
Registration Statement	9.15(a)
Reorganization Deck	Recitals
Repaid Indebtedness	2.4
Schedule	9.11
Seller Parties	10.13(a)
Sellers’ Representative	Preamble
Sellers’ Representative Expense Fund	9.10
Stock Purchase	Recitals
Surviving Entity	2.1
VISA	1.1
Vista	9.3(b)
Vista Blocker Shares	Recitals
Vista Confidential Information	9.3(b)
VSOPs	9.3(b)
WKSI	7.14
Written Consent	Recitals

ARTICLE 2
PURCHASE AND SALE OF EQUITY INTERESTS

2.1Purchase and Sale of Vista Blocker Shares and Merger. Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, (i) immediately prior to the Effective Time, each Vista Blocker Seller shall sell to Purchaser and Purchaser will purchase from each Vista Blocker Seller, severally and not jointly, the number of shares of each Vista Blocker set forth across from such Vista Blocker Seller’s name on the “Equity Interests Schedule,” which collectively constitute all of the outstanding Vista Blocker Shares and 100% of the issued and outstanding capital stock of the Vista Blockers, free and clear of all Liens (other than any restrictions under the 1933 Act and state securities laws or Liens created by or resulting from actions of Purchaser) and (ii) at the Effective Time, Merger Sub shall, automatically and without any action on the part of any party, be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (hereinafter sometimes referred to for the periods on and after the Effective Time as the “Surviving Entity”), and the separate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as provided in Section 2.5(e). The Merger shall have the effects set forth in the DLLCA, the Certificate of Merger and this Agreement. On the Closing Date, Merger Sub and the Company shall cause a Certificate of Merger between Merger Sub and the Company (the “Certificate of Merger”) to be executed and filed with the Secretary of State of Delaware as provided in Section 18-209 of the DLLCA. For purposes of this Agreement, the “Effective Time” means the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and has become effective in accordance with the DLLCA or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger. The Stock Purchase and the Merger shall each constitute a separate transaction hereunder. At the Closing, the parties shall consummate the Stock Purchase immediately prior to the Merger and neither the Stock Purchase nor the Merger shall be consummated unless each of such transactions is consummated.

2.2Purchase Price.
(a)The aggregate purchase price to be paid by Purchaser to (i) the Vista Blocker Sellers for the Vista Blocker Shares acquired as part of the Stock Purchase and (ii) the Unitholder Sellers for the Unitholder Sellers Units cancelled as part of the Merger shall, taking clauses (i) and (ii) together, be an amount equal to the Initial Purchase Price, which Initial Purchase Price shall be subject to adjustment pursuant to Section 2.6 below. Notwithstanding anything to the contrary contained in this Agreement, the aggregate consideration to be delivered by Purchaser under this Agreement shall be the Initial Purchase Price or, following the adjustment pursuant to Section 2.6 below, the Adjusted Purchase Price. Purchaser shall not be liable to any Seller for any losses caused by inaccuracies in, or any disputes or claims to the extent related to, the Company’s calculation of the Distribution Waterfall or the transactions constituting the Pre-Closing Reorganization (other than as expressly set forth in the Contribution Agreement); each Seller’s entitlement to the Merger Consideration or the Blocker Corporation Payment or any other amounts payable hereunder, as applicable, shall be conditioned upon such Seller’s execution and delivery of a Letter of Transmittal. To the extent any adjustments are made to the Distribution Waterfall by the Company in accordance with this Agreement, such adjustments shall not increase the aggregate amount of the Initial Purchase Price or, following adjustment pursuant to Section 2.6 below, the Adjusted Purchase Price.

(b)At the Effective Time, Purchaser shall pay, or cause to be paid, (i) the Initial Cash Purchase Price less (A) the Blocker Corporation Cash Payment less (B) the portion of the Sellers’ Representative Expense Fund attributable to the Unitholder Sellers (determined by pro rata allocation), which shall be held by the Sellers’ Representative in accordance with Section 9.10 (such difference, the “Closing Payment Amount”), by wire transfer of immediately available funds to the account or accounts of the Sellers’ Representative (for the benefit of the Unitholder Sellers in accordance with the Distribution Waterfall) designated in writing at least three (3) Business Days prior to the Closing Date to Purchaser by the Sellers’ Representative (ii) the Blocker Corporation Cash Payment less the portion of the Sellers’ Representative Expense Fund attributable to the Vista Blocker Sellers (determined by pro rata allocation), which shall be held by the Sellers’ Representative in accordance with Section 9.10, by wire transfer of immediately available funds to the account or accounts of the Vista Blocker Sellers designated in writing at least three (3) Business Days prior to the Closing Date to Purchaser by the Vista Blocker Sellers and (iii) the aggregate amount of the Sellers’ Representative Expense Fund, which shall be held by the Sellers’ Representative in accordance with Section 9.10, by wire transfer of immediately available funds to the account or accounts of the Sellers’ Representative (for the benefit of the Sellers in accordance with the Distribution Waterfall) designated in writing at least three (3) Business Days prior to the Closing Date to Purchaser by the Sellers’ Representative.

(c)At the Effective Time, Purchaser shall issue or transfer, or cause to be issued or transferred, to the Sellers (in accordance with the Distribution Waterfall) the aggregate number of Purchaser Shares payable as Stock Consideration pursuant to the terms hereof, which may be represented by book-entry interests or one or more certificates issued to each Seller at Purchaser’s election.

2.3Closing Transactions.

(a)The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 555 California Street, Suite 2700, San Francisco, California, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement set forth in Article 3 (other than the conditions with respect to actions the respective parties will take at the Closing itself or that otherwise by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided, that the Closing shall not occur prior to August 31, 2017 and if the Closing would otherwise be required to occur prior to August 31, 2017 pursuant to this Section 2.3(a), the Closing shall instead occur on the first Business Day on or after August 31, 2017 following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement set forth in Article 3 (other than the conditions with respect to actions the respective parties will take at the Closing itself or that otherwise by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as is mutually agreed in writing (e-mail being sufficient) between Purchaser and the Sellers’ Representative. The date of the Closing is referred to herein as the “Closing Date.”

(b)Closing Deliveries. Subject to the conditions set forth in this Agreement, at or prior to the Closing:

(i)Purchaser shall deliver (A) the Closing Payment Amount to the Sellers’ Representative pursuant to Section 2.2(b), (B) the Blocker Corporation Cash Payment less the portion of the Sellers’ Representative Expense Fund attributable to the Vista Blocker Sellers to the Vista Blocker Sellers pursuant to Section 2.2(b), (C) the Sellers’ Representative Expense Fund pursuant to Section 2.2(b), and (D) the Purchaser Shares to the Sellers pursuant to Section 2.2(c);

(ii)(A) Purchaser and the Sellers party hereto and the MIU Holders (other than the MIU Holders receiving the MIU Holder Purchaser Shares) shall duly execute the Stockholders Agreement and (B) the Contributors (as defined in the Contribution Agreement) and Outdoors LLC shall duly execute the Contribution Agreement in connection with the Distribution;

(iii)Purchaser shall repay, or cause to be repaid, on behalf of the Company Group, the Repaid Indebtedness and the Transaction Expenses to the extent unpaid, and the Company shall have delivered to Purchaser the executed payoff letters as specified in Section 2.4;

(iv)each Vista Blocker Seller and each Unitholder Seller shall deliver to Purchaser certificates, to the extent such Vista Blocker Shares or Unitholder Seller Units are certificated, endorsed in blank or accompanied by duly executed assignment documents, or affidavit(s) of loss in lieu thereof or evidence of book entry delivery reasonably satisfactory to Purchaser, representing all of the Vista Blocker Shares held by such Vista Blocker Seller or Unitholder Sellers Units held by such Unitholder Seller, as applicable, and all other items specified in Section 3.2 to be delivered to Purchaser at the Closing;

(v)the Company shall deliver to Purchaser a certificate, under penalties of perjury, certifying that any transfer of interests in the Company is not subject to withholding under Section 1445 of the Code and the Treasury Regulations thereunder, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.1445-11T(d)(2)(1), substantially in the form attached hereto as Exhibit E (a “LLC FIRPTA”);

(vi)each Vista Blocker shall deliver to Purchaser an affidavit, under penalties of perjury, stating that such entity is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), substantially in the form attached hereto as Exhibit F (“Non-USRPHC Certificate”);

(vii)each Seller shall deliver to Purchaser at least three (3) Business Days prior to the Closing Date such information concerning the Seller as Purchaser or its registrar and transfer agent may reasonably request at least five (5) Business Days prior to the Closing Date in order to issue the Purchaser Shares to such Seller; and

(viii)each holder of Units (other than any holder of the Vista Blocker Units), as a condition to its entitlement to the Merger Consideration or any other amounts payable hereunder shall deliver to the Company a Letter of Transmittal;

provided, that, any Seller failing to satisfy the applicable requirements of this Section 2.3(b) prior to or at the Closing shall not be entitled to receive its portion of the Merger Consideration until such requirements have been satisfied or otherwise waived by Purchaser.
2.4Repaid Indebtedness; Transaction Expenses. It is contemplated by the parties that, upon the Closing, all Indebtedness for borrowed money of the Company Group as of the Closing Date which is listed on the “Repaid Indebtedness Schedule” (to the extent not paid by, or on the behalf of, the Company or its Subsidiaries prior to the Closing) (the “Repaid Indebtedness”) will be fully repaid and that such repayment will be funded by Purchaser. In order to facilitate such repayment, at least two (2) Business Days prior to the Closing the Company shall obtain payoff letters in substantially final form for the Repaid Indebtedness, which such payoff letters shall be in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Repaid Indebtedness is owed, which such payoff letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company Group securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable payoff letter at or prior to the Closing, be released and terminated. In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Transaction Expenses (to the extent not paid by, or on the behalf of, the Company or its Subsidiaries prior to the Closing) will be fully paid, and that such payment will be funded by Purchaser. Subject to the satisfaction of the conditions, covenants and obligations to be satisfied at or prior to the Closing, in connection with the Closing, Purchaser shall make payment of the Repaid Indebtedness and the Transaction Expenses (to the extent not paid by, or on the behalf of, the Company or its Subsidiaries prior to the Closing) on the Closing Date in order to discharge the amounts payable in respect thereof. For the avoidance of doubt, any Repaid Indebtedness or Transaction Expenses funded by Purchaser pursuant to this Section 2.4 shall be included in the calculation of and shall constitute Indebtedness of the Company Group and Transaction Expenses, as the case may be, as of the Adjustment Time for purposes of Section 2.6.

2.5Conversion of Units of the Company; Payment and Exchange; Surviving Entity.

(a)At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party, each Unit that is outstanding (other than any Units held by Purchaser, directly or indirectly, including the Vista Blocker Units following the Stock Purchase) shall thereupon be converted into and become the right to receive a portion of the Initial Purchase Price, less the portion of the Initial Purchase Price that constitutes the Blocker Corporation Payment, and less the Sellers’ Representative Expense Fund, as allocated pursuant to Section 2.5(b), subject to adjustment pursuant to Section 2.6(d) and to be paid in accordance with Section 2.2 (the “Merger Consideration”). At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party, each Unit (other than any Units held by Purchaser, directly or indirectly, including the Vista Blocker Units following the Stock Purchase) shall cease to be outstanding, shall be cancelled and shall cease to exist. Each Unit held by Purchaser, directly or indirectly (consisting of the Vista Blocker Units) shall remain as outstanding membership units in the Surviving Entity. Each certificate held by a holder formerly representing any Units (if certificated) and each book-entry Unit, if any, in each case which are cancelled in accordance with this Section 2.5(a), shall thereafter represent only the right to receive payment in accordance with Section 2.5(d) and Section 2.6(d), if applicable.
(b)The Merger Consideration shall be allocated so that each holder of Units (other than the Vista Blocker Units) outstanding as of the Effective Time shall be entitled to receive upon the terms and conditions hereof, in full settlement of such Units, a portion of the Merger Consideration in accordance with the Distribution Waterfall.
(c)At the Effective Time, automatically by virtue of the Merger and without any action on the part of Purchaser or Merger Sub, each membership interest of Merger Sub shall be converted into one membership unit of the Surviving Entity.
(d)After the Effective Time, each holder of Units (other than any holder of the Vista Blocker Units) who delivers a completed and duly executed letter of transmittal substantially in the form attached hereto as Exhibit G (a “Letter of Transmittal”) to the Sellers’ Representative, with a copy delivered to Purchaser, shall be entitled to receive, in exchange therefor, from the Sellers’ Representative, such portion of the Merger Consideration pursuant to Section 2.5(b) into which such holder’s Units shall have been converted as a result of the Merger.
(e)At the Effective Time, (i) the certificate of formation and limited liability company agreement of the Surviving Entity shall be the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the DLLCA, and (ii) the officers and managers of the Surviving Entity shall be the officers and managers of Merger Sub immediately prior to the Effective Time. The Company shall cause each of the officers and managers of the Company to tender their written resignation of such position (in a form reasonably acceptable to Purchaser), immediately prior to, and effective as of, the Closing, unless otherwise requested in writing by Purchaser to the Sellers’ Representative.
(f)For the avoidance of doubt, no holder of Units shall have any rights to appraisal or any dissenters’ rights under the DLLCA, the Company LLC Agreement or otherwise, in each case, with respect to such holder’s Units or any of the transactions contemplated hereby.

2.6.Rapid Indebtedness and Transaction Expenses Adjustment.

(a)Determination of Closing Adjustment. Prior to the Closing, the Company shall prepare, in consultation with Purchaser, and no later than three (3) Business Days prior to the Closing Date, the Company shall provide Purchaser with its good faith estimate of the aggregate amount of all Indebtedness of the Company Group as of the Adjustment Time (“Estimated Indebtedness”), its good faith estimate of the aggregate amount of all Transaction Expenses as of the Adjustment Time (“Estimated Transaction Expenses”), and the amount, if any, by which the Initial Cash Purchase Price and the corresponding Initial Purchase Price is to be adjusted as a result thereof (such statement setting forth the Estimated Indebtedness, Estimated Transaction Expenses and any adjustment to the Initial Cash Purchase Price and the corresponding Initial Purchase Price therefrom, the “Estimated Closing Statement”). The Estimated Closing Statement shall also include (x) a calculation of the Blocker Corporation Cash Payment and the portion of the Initial Cash Purchase Price payable to each holder of Units (other than Purchaser with respect to the Vista Blocker Units) in accordance herewith, (y) reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions for the calculations of the amounts contained therein and (z) the number of Purchaser Shares to be issued to each Seller as the Stock Consideration.

(b)Determination of Post-Closing Adjustment. No later than thirty (30) days following the Closing, Purchaser shall deliver to the Sellers’ Representative Purchaser’s calculation of the actual Indebtedness of the Company Group as of the Adjustment Time (“Actual Indebtedness”) and a calculation of the actual Transaction Expenses as of the Adjustment Time (“Actual Transaction Expenses”), and the amount, if any, by which the Initial Cash Purchase Price and the corresponding Initial Purchase Price is to be adjusted as a result thereof (such statement setting forth Actual Transaction Expenses together with the Actual Indebtedness and any adjustment to the Initial Cash Purchase Price and the corresponding Initial Purchase Price therefrom, the “Closing Statement”). During the preparation by Purchaser of the Closing Statement, Purchaser and its agents shall be provided, to the extent in the possession or control of the Sellers or their Affiliates, with such access to the financial books and records of the Company and its Subsidiaries (including, for the avoidance of doubt, Outdoors LLC), as well as any relevant work papers (provided that any accountants shall not be obliged to make any work papers available to the except in accordance with customary disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants) as it may reasonably request to enable it to evaluate the calculations of Estimated Indebtedness and Estimated Transaction Expenses prepared by the Company. Without the Sellers’ Representative’s written consent, Purchaser shall not have the right to modify the Closing Statement or any amounts set forth therein after Purchaser first delivers the Closing Statement to the Sellers’ Representative.

(c)Disputed Final Adjustment.

(i)No later than thirty (30) days following the delivery by Purchaser of the calculation of Actual Indebtedness and Actual Transaction Expenses, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Indebtedness and Actual Transaction Expenses. During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of Purchaser and the Company Group as well as any relevant work papers (provided that the accountants of the Purchaser or Company shall not be obliged to make any work papers available to the Sellers’ Representative except in accordance with customary disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants) as it may reasonably request to enable it to evaluate the calculations of Actual Indebtedness and Actual Transaction Expenses prepared by Purchaser. If the Sellers’ Representative accepts the calculation of Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 2.6(b), or if the Sellers’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Indebtedness determined pursuant to Section 2.6(b) shall be the “Final Indebtedness,” and the calculation of Actual Transaction Expenses determined pursuant to Section 2.6(b) shall be the “Final Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding upon all parties in all respects.

(ii)If the Sellers’ Representative disputes the accuracy of the calculation of Actual Indebtedness or Actual Transaction Expenses, the Sellers’ Representative shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to the Sellers’ Representative of the calculation of Actual Indebtedness and Actual Transaction Expenses (the “Dispute Notice”), setting forth in reasonable detail those items that the Sellers’ Representative disputes. Any amounts set forth in the Closing Statement not raised in a Dispute Notice received by Purchaser prior to the expiration of such 30-day period shall be deemed to have been accepted by the Sellers’ Representative and shall become final and binding upon the parties in accordance with this Section 2.6. During the thirty (30) day period following delivery of the Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Actual Indebtedness and/or Actual Transaction Expenses in accordance with this Section 2.6(c)(ii) or Section 2.6(c)(iii), as the case may be (as so determined, or as determined pursuant to Section 2.6(c)(i) above, “Final Indebtedness,” and “Final Transaction Expenses,” respectively), the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of the Company Group and Purchaser as it may reasonably request to enable it to address all matters set forth in any Dispute Notice and Purchaser and its agents shall be provided with such access to the financial books and records of Outdoors LLC as it may reasonably request to enable it to address all matters set forth in any Dispute Notice. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Indebtedness and/or Final Transaction Expenses shall be the amounts agreed upon by them. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Purchaser and the Sellers’ Representative shall forthwith jointly request that a nationally recognized independent public accounting firm as shall be mutually agreed by Purchaser and the Sellers’ Representative (the “Independent Accounting Firm”), acting as an expert not an arbitrator, make a binding determination as to the disputed items in accordance with this Agreement.

(iii)The Independent Accounting Firm will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information by Purchaser and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Indebtedness and/or Actual Transaction Expenses shall be based solely on the resolution of such disputed items. The Independent Accounting Firm shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the maximum value, or less than the minimum value, for such item claimed by the Sellers’ Representative in the Dispute Notice or by Purchaser in the Closing Statement. The decision of the Independent Accounting Firm shall be deemed final and binding upon the parties (in the absence of manifest error or fraud) and enforceable by any court of competent jurisdiction and the Independent Accounting Firm’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness,” and/or the Independent Accounting Firm’s final calculation of Actual Transaction Expenses shall be deemed the “Final Transaction Expenses.” The fees and expenses of the Independent Accounting Firm shall be paid 50% by the Sellers’ Representative (on behalf of the Sellers) and 50% by Purchaser.

(d)     Payment following Calculation of Final Indebtedness and Final Transaction Expenses.

(i) Following the determination of the Final Indebtedness and the Final Transaction Expenses pursuant to Section 2.6(c), the Initial Cash Purchase Price and the corresponding Initial Purchase Price shall be recalculated by substituting the Final Indebtedness for the Estimated Indebtedness in Section 2.6(a) and the Final Transaction Expenses for the Estimated Transaction Expenses in Section 2.6(a) in the definition of “Initial Purchase Price” (the “Adjusted Purchase Price”) and if (A) the Adjusted Purchase Price is greater than the Initial Purchase Price on the Closing Date, then Purchaser shall pay to the Sellers’ Representative (for the benefit of the Sellers pursuant to the Distribution Waterfall) the amount of such difference by wire transfer of immediately available funds within five (5) Business Days after such determination; (B) the Initial Purchase Price on the Closing Date is greater than the Adjusted Purchase Price, then within five (5) Business Days after such determination (1) such difference shall be paid by the Sellers, severally and not jointly (pro rata in accordance with their respective portion of the Adjusted Purchase Price), to Purchaser; and (C) the Initial Purchase Price on the Closing Date is equal to the Adjusted Purchase Price, there shall be no payment or adjustment. For the avoidance of doubt, only the Initial Cash Purchase Price portion of the Initial Purchase Price, and not the Stock Consideration portion of the Initial Purchase Price, shall be subject to adjustment pursuant to this Section 2.6.

(ii) All payments pursuant to this Section 2.6(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Sellers’ Representative or Purchaser, as applicable, and shall be made on or prior to the fifth (5th) Business Day following: (A) the thirty (30) day period following Purchaser’s delivery of the calculation of the Actual Indebtedness and Actual Transaction Expenses pursuant to Section 2.6(b) if the Sellers’ Representative does not timely dispute either of such amounts pursuant to Section 2.6(c)(i); (B) the date of the Sellers’ Representative’s and Purchaser’s mutual determination of Final Indebtedness and Final Transaction Expenses in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.6(c)(i) and the Sellers’ Representative’s and Purchaser’s differences are resolved without the engagement of an Independent Accounting Firm pursuant to Section 2.6(c)(ii); or (C) the date of the Independent Accounting Firm’s determination of Final Indebtedness and/or Final Transaction Expenses pursuant to Section 2.6(c)(iii) in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.6(c)(i) and the Sellers’ Representative and Purchaser are unable to resolve their differences pursuant to Section 2.6(c)(ii).

2.7.Purchase Price Allocation. Within ninety (90) days of the determination of the Adjusted Purchase Price pursuant to Section 2.6(d), the Sellers’ Representative (on behalf of the Sellers) shall provide Purchaser with an allocation of the Adjusted Purchase Price (and other amounts treated as consideration for U.S. federal income tax purposes) to the assets deemed sold for U.S. federal income tax purposes pursuant to this Agreement in accordance with the applicable provisions of the Code (the “Sellers’ Draft Allocation”).

If Purchaser disagrees with the Sellers’ Draft Allocation, Purchaser may, within thirty (30) days after delivery of the Sellers’ Draft Allocation, deliver a notice (the “Purchaser’s Allocation Notice”) to the Sellers’ Representative to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation of the Adjusted Purchase Price (and other relevant amounts). During the thirty (30) day period following delivery of the Purchaser’s Allocation Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. If the Sellers’ Representative and Purchaser are unable to reach such agreement the Sellers’ Representative and Purchaser shall submit all matters that remain in dispute with respect to the Purchaser’s Allocation Notice to the Independent Accounting Firm. Purchaser and the Sellers’ Representative shall instruct the Independent Accounting Firm to make a determination within thirty (30) days, based solely on the written submissions of Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, of the appropriate amount of each item in the Sellers’ Draft Allocation which remains in dispute. The Independent Accounting Firm shall adjust the Sellers’ Draft Allocation based on these determinations. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting firm pursuant to this Section 2.7 shall be paid 50% by Purchaser and 50% by the Sellers’ Representative. The Sellers’ Draft Allocation, as prepared by the Sellers’ Representative if no Purchaser’s Allocation Notice has been given, as agreed upon by the Sellers’ Representative and Purchaser or as adjusted by the Independent Accounting Firm, in each case, in accordance with this Section 2.7 (the “Purchase Price Allocation”), shall be conclusive and binding on the parties hereto, and Purchaser, the Company Group, and Sellers shall file all Tax Returns (including amended Tax Returns and claims for Tax refunds) and information reports in a manner consistent with the Purchase Price Allocation.

2.8.Withholding. Each of the Sellers, the Sellers’ Representative, Purchaser and the Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold, or cause to be deducted and withheld, with respect to the making of such payment under any provision of federal, state, local or foreign Tax law; provided, however, Purchaser shall provide the Sellers’ Representative with a written notice of Purchaser’s intention to withhold at least five (5) Business Days prior to any such withholding and each of Purchaser, the Sellers’ Representative and the applicable Sellers shall use commercially reasonable efforts to minimize any such Taxes. To the extent that amounts are so withheld and are timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
CONDITIONS TO CLOSING

3.1.
Conditions to the Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the Closing and effect the Merger and the Stock Purchase are subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

(a)each of the representations and warranties set forth in Section 7.1, Section 7.2, Section 7.9 and Section 7.10 shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except for the representations set forth in Section 7.9, which shall be true and correct in all respects except for de minimis inaccuracies. Each of the representations and warranties set forth in Section 7.12 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same effect as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date). Other than the representations and warranties listed in the two immediately preceding sentences, each of the representations and warranties set forth in Article 7 (without giving effect to any materiality, Purchaser Material Adverse Effect or similar qualifications) shall be true and correct at and as of the date hereof and at and as of the Closing Date as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Purchaser Material Adverse Effect;

(b)Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)no law or order shall have been enacted or entered by any Governmental Authority that restrains, enjoins, prohibits or otherwise prevents the consummation of the Stock Purchase or the Merger;

(d)any applicable waiting period under the HSR Act shall have expired or been terminated;

(e)Purchaser shall have delivered all other items required to be delivered by Purchaser at the Closing as specified in Section 2.3(b);

(f)there shall not have occurred since the date of this Agreement a Purchaser Material Adverse Effect that is continuing; and

(g)on or prior to the Closing Date, Purchaser shall have delivered to the Sellers’ Representative each of the following:

(i)a certificate from an officer of each of Purchaser and Merger Sub, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.1(a) and 3.1(b) hereof have been satisfied; and

(ii)certified copies of the resolutions duly adopted by the board of directors (or equivalent governing body) of Purchaser authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby.

Any condition specified in this Section 3.1 may be waived by the Sellers’ Representative on behalf of the Company and the Sellers; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Sellers’ Representative.

3.2.
Conditions to Purchaser’s and Merger Sub’s Obligations. The obligation of Purchaser and Merger Sub to consummate the Closing and effect the Merger and the Stock Purchase is subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

(a)each of the representations and warranties set forth in Section 5.1(a), Section 5.2, Section 5.7(d) Section 6.1, Section 6.2, Section 6.6, the first sentence of Section 6.7(a) and Section 9.10(b) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date). Each of the representations and warranties set forth in Section 5.3(a), Section 5.3(b) and the second, third and fourth sentences of Section 6.7(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same effect as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except for de minimis inaccuracies. Each of the representations and warranties set forth in Section 5.7(b) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same effect as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date). Other than the representations and warranties listed in the three immediately preceding sentences, each of the representations and warranties set forth in Article 5 and Article 6 (without giving effect to any materiality, Material Adverse Effect or similar qualifications) shall be true and correct at and as of the date hereof and at and as of the Closing Date as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect;

(b)each of the Sellers, the Sellers’ Representative and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)no law or order shall have been enacted or entered by any Governmental Authority that restrains, enjoins, prohibits or otherwise prevents the consummation of the Stock Purchase or the Merger;

(d)the applicable waiting periods under the HSR Act shall have expired or been terminated;

(e)each of the Company, the Sellers and the Sellers’ Representative shall deliver all items required to be delivered by Company, the Sellers or the Sellers’ Representative, as applicable, at the Closing as specified in Section 2.3(b)(v) and Section 2.3(b)(vi);

(f)the Pre-Closing Reorganization shall have been consummated and the Contribution Agreement shall have been duly executed and delivered by the parties thereto to Purchaser; provided that the Parties’ failure to mutually agree on any final schedules to the Contribution Agreement or the final form thereof after good faith negotiations (to the extent different than the form and schedules attached hereto as Exhibit B) shall not be deemed a failure to satisfy the condition set forth in this Section 3.2(f), and if all other conditions set forth in this Section 3.2 are otherwise satisfied (or waived) and the Parties have not otherwise mutually agreed on such final schedules or form, then the Contribution Agreement shall be deemed to be in the form attached hereto as Exhibit B, except for any changes thereto that have been mutually agreed to by the Parties in accordance therewith in writing prior to the Closing;

(g)there shall not have occurred since the date of this Agreement a Material Adverse Effect that is continuing; and

(h)on or prior to the Closing Date, the following shall have been delivered to Purchaser:

(i)a certificate from an officer of the Company, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.2(a) and 3.2(b) hereof have been satisfied;

(ii)a certificate from an officer of the Sellers’ Representative, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.2(a) and 3.2(b), to the extent related to representations and warranties or covenants and agreements of the Sellers and the Sellers’ Representative, have been satisfied; and

(iii)certified copies of the resolutions duly adopted by the Company’s board of managers authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby.

Any condition specified in this Section 3.2 may be waived by Purchaser; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser; provided, further, that the condition set forth in Section 3.2(f) shall not be waived by Purchaser without the Sellers’ Representative’s prior written consent.
ARTICLE 4
COVENANTS PRIOR TO CLOSING

4.1Affirmative Covenants. From the date hereof and prior to the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with Article 8, except as otherwise expressly provided herein or in the Contribution Agreement (including as necessary to effect the consummation of the Pre-Closing Reorganization) or as required by law, the Company shall, and shall cause its Subsidiaries to (in each case solely to the extent relating to the Communities Business or the Sports Business):

(a)use its reasonable best efforts to conduct the Communities Business and the Sports Business only in the ordinary course of business consistent in all material respects with past custom and practice and use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships in all material respects; and

(b)cooperate reasonably with Purchaser in Purchaser’s investigation of the Company and its Subsidiaries and its and their respective properties, and permit Purchaser and its authorized agents, at the sole cost of Purchaser, to (i) have reasonable access to the premises, books and records of the Company and its Subsidiaries, during normal business hours and with reasonable prior notice, (ii) visit and visually inspect any of the properties of the Company and its Subsidiaries during normal business hours and with reasonable prior notice, and (iii) discuss its affairs, finances and accounts with the Company’s key employees identified on the “Key Employees Schedule” or any other employees or representatives designated in writing by the Sellers’ Representative; provided, however, that Purchaser shall coordinate all contact with any of the key employees through the Sellers’ Representative or its designee; provided, further, notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not be required to disclose any information if such disclosure would, in the reasonable discretion of the Sellers’ Representative after consultation with outside legal counsel (A) result in the waiver of any attorney-client privilege or other legal privilege or (B) contravene any applicable laws (provided that the Company shall use its commercially reasonable efforts to make alternative arrangements to provide such access or disclosure in a way that does not violate applicable laws or result in the waiver of such privilege).

4.2Negative Covenants.

(a)Company Covenants. From the date hereof and prior to the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with Article 8, except as set forth on the “Negative Covenants Schedule,” as otherwise expressly provided herein (including as reasonably necessary to effect the consummation of the Pre-Closing Reorganization) or as required by law, the Company shall not, and shall cause its Subsidiaries not to, without the written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)sell, lease, assign, license or transfer any of its assets or any portion thereof (other than sales of inventory or obsolete assets or assets with no book value in the ordinary course of business) or any of its material Proprietary Rights (other than non-exclusive licenses granted in the ordinary course of business) except in an amount not in excess of $1,000,000 in the aggregate or mortgage, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens;

(ii)except as required by the terms of any Employee Plan or Contract as in effect as of the date hereof and set forth on the “Employee Benefits Schedule” or the “Contracts Schedule” (A) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in, any Employee Plan (or any employee benefit plan, program or policy that would be an Employee Plan if in effect as of the date hereof), (B) increase or agree to increase the compensation or benefits payable to any current or former employee or other service provider of the Company Group (including the payment of any amounts to any such individual not otherwise due), other than any such actions in respect of Outdoors Employees for which the Company Group would not incur any liability, (C) enter into any new, amend or commence participation in any existing, collective bargaining agreement or similar agreement, (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan, (E) grant any bonus, retention equity or other incentive awards or accelerate the vesting of or lapsing of restrictions with respect to any bonus, retention equity or other incentive awards other than with respect to cash bonuses payable to Outdoors Employees for which the Company Group would not incur any liability or (F) (I) hire, transfer or promote any employee of the Company Group other than Outdoors Employees (or with respect to hiring, who would become an employee of the Company Group other than Outdoors Employees), who has (or with respect to hiring, would have) a target annual compensation opportunity (consisting of annual base salary and annual target cash bonus opportunity) of $200,000 or more, (II) terminate the employment or service of any employee or other service provider of the Company Group other than Outdoors Employees, other than a termination for cause in the ordinary course of business consistent with past practice or (III) modify the duties of an employee or other service provider of the Company Group in a manner that would change whether or not he or she constitutes an Outdoors Employee;

(iii)issue or sell, or repurchase, redeem or otherwise acquire, any Company Equity Securities or Company Subsidiary Equity Securities;

(iv)create, incur, assume or guarantee, prepay or repay, any Indebtedness either involving more than $200,000 or outside of the ordinary course of business or in a manner inconsistent in any material respect with past practices, except for borrowing from banks (or similar financial institutions)

necessary to fund capital expenditures or working capital in a manner consistent with the budget for capital expenditures and ordinary working capital requirements made available to Purchaser;

(v)engage in any business combination, recapitalization or similar transaction or acquire, whether by merging or consolidating with, or by purchasing a substantial portion of the assets, stock or equity or ownership interests of, or make any material investment in, any Person or division thereof (other than inventory) or otherwise acquire any assets or properties outside of the ordinary course of business that are material to the Company Group taken as a whole or in excess of $1,000,000 in the aggregate;

(vi)make or change any material election relating to Taxes, settle or compromise any material claim or assessment relating to Taxes, fail to prepare and timely file any material Tax Return or timely withhold and remit any material employment Taxes, change any annual accounting period, or, except in so far as may be required by a change in GAAP, adopt or change any accounting method;

(vii)amend or authorize the amendment of its certificate of formation, operating agreement (including the Company LLC Agreement), articles of incorporation or bylaws (or similar organizational documents);

(viii)make or authorize capital expenditures in excess of $350,000, in the aggregate;

(ix)terminate, renew, assign or waive any right under, materially modify or amend or enter into (i) any new lease, sublease, or other occupancy agreement in respect of real property or (ii) any contract of the type required to be listed on the Contracts Schedule (including any contract that would be required to be so listed were it in effect on the date hereof), other than normal renewals of such contracts, in the ordinary course of business consistent with past practice and in consultation with Purchaser;

(x)adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization or other reorganization (other than the Pre-Closing Reorganization);

(xi)institute or settle any proceeding (other than ordinary course collection matters or matters involving only the payment with respect to such matter of $200,000 or less individually and $500,000 or less in the aggregate by the Company Group that provide no equitable relief) or waive or release any material right or material claim against a third Person; provided, that in no event shall the Company settle or agree to any remedial measures in connection with the Restricted Matter (as such term is defined on the Negative Covenants Schedule) without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed);

(xii)after the Adjustment Time, incur any Indebtedness or Transaction Expenses, or take or fail to take any action with the intent of causing, or that would be reasonably expected to cause, the components of the Initial Purchase Price to change were such Initial Purchase Price calculated as of the Effective Time instead of as of the Adjustment Time;

(xiii)(A) declare, authorize, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, including any Company Equity Securities or Company Subsidiary Equity Securities or (B) materially alter or change its cash management or working capital practices; or

(xiv)authorize any of, or agree or commit to do any of, the foregoing actions. Nothing contained in this Agreement shall be deemed to give Purchaser, directly or indirectly, the right to control or direct the Businesses or any operations of the Company or any of its Subsidiaries prior to the Closing. Prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control over its Businesses and operations. Notwithstanding anything to the contrary contained in this Agreement, at any time and from time to time prior to the Adjustment Time, the Company and its Subsidiaries shall be permitted to take any actions reasonably necessary to consummate the Pre-Closing Reorganization; provided, that the Company shall not be permitted to remove or distribute cash to the Sellers or their Affiliates other than as expressly provided in Section 1(a)(xii) of the Contribution Agreement.

(b)Purchaser Covenants. From the date hereof and prior to the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with Article 8, except as set forth on the “Purchaser Negative Covenants Schedule,” as otherwise expressly provided herein or as required by law, Purchaser shall not, and shall cause its Subsidiaries not to, without the written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed):

(i)(A) declare, authorize, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Purchaser in respect of shares of Purchaser Common Stock in amounts determined by Purchaser and its board of directors from time to time and (y) dividends and distributions by a direct or indirect wholly owned Subsidiary of Purchaser to its parent, or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(ii)acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the transactions contemplated by this Agreement;

(iii)amend or authorize the amendment of its articles of incorporation or bylaws (or similar organizational documents) in a manner adverse in any material respect to the Sellers relative to other holders of Purchaser Common Stock;

(iv)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than with respect to wholly-owned Subsidiaries of Purchaser) (provided, that for the avoidance of doubt this clause (iv) shall not prohibit any acquisitions, mergers or other business combination transactions that would not be prohibited under clause (ii) above); or

(v)authorize any of, or agree to commit to do any of, the foregoing actions.

Nothing contained in this Agreement shall be deemed to give the Sellers or the Company, directly or indirectly, the right to control or direct Purchaser or any of its Subsidiaries.

4.3Exclusivity. During the period from the date of this Agreement through the earlier to occur of the Closing and the termination of this Agreement pursuant to Article 8, the Company and the Sellers will not, and will cause their Subsidiaries not to, and will use commercially reasonable efforts to cause their representatives not to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (other than Purchaser and its representatives) relating to the acquisition of all or a material portion of the equity interests or any material assets of the Company Group (including any acquisition structured as a merger, consolidation or share exchange) or (b) enter into, maintain or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any acquisition of the equity interests or any material assets of the Company Group (including any acquisition structured as a merger, consolidation or share exchange), and the Company shall not enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser with respect to the acquisition of all or a material portion of the equity interests or any material assets of the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange). Each of the Company and the Sellers will, and will cause their Subsidiaries to, and will use commercially reasonable efforts to cause their representatives to, immediately cease and cause to be terminated any discussions, negotiations or activities with any Person other than Purchaser and its Subsidiaries and Affiliates in connection with any acquisition of the equity interests or any material assets of the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange) and will promptly request the return or destruction of any material or information provided to any such Person prior to the date hereof and will enforce the terms of any existing confidentiality agreements in connection therewith.

4.4Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby. Each of the parties shall execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to obtain any consents of third parties that are necessary or advisable pursuant to any contracts of the Company or its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement as requested by Purchaser, in each case, to the extent reasonably requested by Purchaser; provided, that the Company and its Subsidiaries shall not be required to (and shall not be permitted to, without Purchaser’s written consent) expend money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any such consents. Purchaser acknowledges that the receipt of such consents under any applicable contracts with third parties is not a condition to the Closing.

4.5Regulatory Approval. Without limiting the generality of Section 4.4:

(a)Subject to the terms and conditions of this Agreement, each party shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) file (x) a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable following the date hereof, but no later than ten (10) Business Days after the date hereof and (y) any other filing or notification required pursuant to any other competition or antitrust related legal or regulatory requirements of foreign jurisdictions, commissions or governing bodies (“Antitrust Law”) with respect to the transactions contemplated hereby within ten (10) Business Days after the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act, and (iii) request early termination of the initial waiting period under the HSR Act, and otherwise cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable. Purchaser shall pay all filing fees required under the HSR Act or any other Antitrust Law with respect to Purchaser’s acquisition of the Equity Interests and the Sellers’ Representative, on behalf of the Sellers, shall pay all filing fees required under the HSR Act or any other Antitrust Law with respect to the Sellers’ acquisition of all or any portion of the Purchaser Shares. Except as expressly provided in this Agreement, none of the parties will take any action the effect of which, or refrain from taking any action the effect of refraining from which, would be reasonably expected to materially delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement.

(b)In connection with the efforts referenced in Section 4.4 and this Section 4.5 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other Antitrust Law, or any state law, each of the parties shall, and shall cause their Affiliates to, use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep Purchaser and the Sellers’ Representatives informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby and (iii) to the extent permitted by law and the applicable Governmental Authority, permit Purchaser or the Sellers’ Representative, as applicable, to review any material communication given to it by, and consult with or notify each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party. The foregoing obligations in this Section 4.5(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, and the parties may, as each deems advisable, reasonably redact competitively sensitive material or designate such competitively sensitive material provided under this Section 4.5 as “outside counsel only” material.

(c)Without limiting the generality of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if a filing pursuant to Section 4.5(a) is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the parties shall use reasonable best efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event on or prior to the Outside Date. Without limiting the generality of the foregoing, the parties shall, and shall cause their Affiliates to, use reasonable best efforts to eliminate as soon as practicable any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any applicable law, including any Antitrust Law, regarding the legality of (i) Purchaser’s acquisition of all or any portion of the Equity Interests and (ii) the Sellers’ acquisition of all or any portion of the Purchaser Shares.

(d)In addition to the agreements set forth in Sections 4.5(a)-(c), each party shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain all necessary and appropriate consents, approvals, waivers, actions, non-actions, or other authorizations from Governmental Authorities, with respect to any antitrust clearance under the HSR Act and any other Antitrust Laws, as promptly as reasonably practicable, and in any event prior to the Outside Date, and that any conditions set forth in or established by any such consents, clearances, approvals, waivers, actions, or non-actions or other authorizations from Governmental Authorities are satisfied on or prior to the Outside Date. Notwithstanding this Section 4.5 or anything in this Agreement to the contrary, in no event shall the parties hereto or their Subsidiaries be obligated to (i) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company and any of its Subsidiaries or Purchaser and any of its Subsidiaries (or to consent to any such sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company and any of its Subsidiaries or Purchaser and any of its Subsidiaries of any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein), (ii) agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Purchaser’s, the Company’s or any of their respective Subsidiaries’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Purchaser’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the Equity Interests or (iii) agree to other structural, behavioral or conduct relief with respect to the behavior of Purchaser or the Company or any of their Subsidiaries (each of the actions described in the preceding clauses (i), (ii) and (iii), a “Remedy Action”), unless such Remedy Action(s) do not, individually or in the aggregate, have a material impact on the benefits that Purchaser reasonably expects to derive from the transactions contemplated by this Agreement.

4.6Contact with Employees; Customers and Suppliers. Until the Closing Date, Purchaser shall not, and shall cause its representatives and Affiliates not to, contact or communicate with the (a) employees (other than the employees identified on the “Key Employees Schedule”), (b) customers, known potential customers, suppliers, distributors or licensors of the Company or any of its Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of the Sellers’ Representative, or (c) any other Person known to have a business relationship with the Company or any of its Subsidiaries; provided, that the foregoing clauses (b) and (c) shall not prohibit contacts in the ordinary course of business that are unrelated to the transactions contemplated hereby.

4.7Consents. Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which the Company Group is a party and that such consents have not been obtained and may not be obtained. Purchaser agrees that, subject to and without limiting the representations and warranties contained in this Agreement and the covenants and agreements contained in Section 4.4, the Sellers, the Company and the Company’s Subsidiaries shall not have any liability whatsoever to Purchaser (and Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result thereof.

4.8Termination of Affiliate Agreements. At or prior to the Closing, unless otherwise directed in writing by Purchaser or expressly provided otherwise herein, the Company and its Affiliates shall terminate, or otherwise amend to exclude the Company and any of its Subsidiaries as a party thereto, all agreements and transactions to which the Company Group, on the one hand, and any Affiliate of the Company (other than the Company Group), on the other hand, is a party, in each case, to the extent set forth on the “Terminated Contracts Schedule”.

4.9Transition Services Agreement; Cross License Agreement. The parties agree to cooperate to negotiate reasonably and in good faith prior to the Closing to enter into a transition services agreement and a cross-license agreement that are customary for agreements of that nature in this type of transaction on substantially the terms set forth on the Transition Services Agreement Schedule (the “Transition Services Agreement” and the “Cross License Agreement”, respectively).

4.10Section 280G. Prior to the Closing Date, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the Company Group shall have submitted to a vote of the equity holders of the Company or its applicable Affiliates for their approval of all payments or benefits that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), provided that the foregoing covenant (x) shall only apply with respect to any such payments or benefits that have been waived by the applicable “disqualified individual” or that are otherwise subject to such vote, it being understood that the Company Group shall use reasonable best efforts to obtain waivers from all applicable “disqualified individuals,” and (y) shall not apply with respect to any arrangements entered into by or at the request of Purchaser, unless Purchaser provides all information about such arrangements that is necessary to conduct the vote a reasonable amount of time before the vote. Copies of all materials produced by the Company Group in connection with such vote shall be provided to Purchaser at least five (5) Business Days in advance of such vote for Purchaser’s review and comment, which comments the Company Group shall consider in good faith and not unreasonably omit.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

As a material inducement to Purchaser and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:
5.1Organization and Power.

(a)The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

(b)Except as set forth on the attached “Entity Organization Schedule,” the Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on the attached “Entity Organization Schedule,” which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the proper conduct of the Businesses require the Company to be so qualified, except to the extent the failure to be so qualified would not have a Material Adverse Effect. The Company has made available to Purchaser true and correct copies of the organizational documents of the Company as of the date hereof and the Company is not in material violation of any provision of such organizational documents.

5.2Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company, the Company’s board of managers or the Sellers is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its and their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). On or prior to the date of this Agreement, the Company’s board of managers has unanimously determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the Sellers, and adopted written resolutions by a unanimous vote (a) approving this Agreement and (b) declaring this Agreement and the transactions contemplated herein advisable and in the best interests of the Company and directing that this Agreement be submitted to the Sellers for their adoption, which resolutions have not been subsequently withdrawn or modified.

5.3Equity Interests; Subsidiaries.

(a)The attached “Equity Interests Schedule” accurately sets forth the authorized and outstanding equity interests of the Company and the name and number of equity securities held by each equityholder thereof. All of the issued and outstanding equity securities of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the equityholders of the Company described on the “Equity Interests Schedule.” As of immediately prior to the Closing and after giving effect to the Pre-Closing Reorganization, the Sellers will own 100% of the outstanding Units, which will constitute the only outstanding Company Equity Securities. None of the outstanding equity securities of the Company are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DLLCA, except as may be set forth in the Company LLC Agreement and any agreements granting MIUs and in each case made available to Purchaser. Except for this Agreement, the Company LLC Agreement and as may be set forth on the attached “Equity Interests Schedule,” there are no (i) issued or outstanding membership units, voting or equity or other ownership interests in the Company, (ii) securities convertible into or exercisable or exchangeable for voting or equity or other ownership interests of the Company, (iii) outstanding options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or any of its Subsidiaries is a party or which is binding upon the Company or any of its Subsidiaries providing for the issuance, disposition or acquisition of any of its voting or equity or other ownership interests or any rights or interests exercisable therefor or (iv) outstanding or authorized equity appreciation rights, rights of first offer, performance shares, phantom units, profits interests or similar rights, with respect to the Company or any of its Subsidiaries or the Businesses ((i)-(iv), collectively, “Company Equity Securities”).

(b)The attached “Subsidiaries Schedule” sets forth a list of the Company’s Subsidiaries. All of the issued and outstanding stock or other equity securities of the Subsidiaries of the Company listed on the “Subsidiaries Schedule” are directly or indirectly owned beneficially and of record wholly by the Company (or another of its wholly-owned Subsidiaries), free and clear of all Liens, other than Permitted Liens. None of the outstanding equity securities of any Subsidiary of the Company are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DLLCA. Except as set forth on the Subsidiaries Schedule, there are no (i) issued or outstanding membership units, voting or equity or other ownership interests in any Subsidiary of the Company, (ii) securities convertible into or exercisable or exchangeable for voting or equity or other ownership interests of any Subsidiary of the Company, (iii) outstanding options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or any Subsidiary of the Company is a party or which is binding upon the Company or any Subsidiary of the Company providing for the issuance, disposition or acquisition of any Subsidiary of the Company’s voting or equity or other ownership interests or any rights or interests exercisable therefor or (iv) outstanding or authorized equity appreciation rights, rights of first offer, performance shares, phantom units, profits interests or similar rights, with respect to any Subsidiaries of the Company ((i)-(iv), collectively, “Company Subsidiary Equity Securities”). As of immediately prior to the Closing and after giving effect to the Pre-Closing Reorganization, the Company will own, directly or indirectly through its wholly-owned Subsidiaries, 100% of the Company Subsidiary Equity Securities. Each of the Subsidiaries listed on the “Subsidiaries Schedule” has all requisite power and authority necessary to own and operate its assets and to carry on its businesses as presently conducted, except where the failure to have such power and authority would not be material to the Businesses.

(c)Each of the Subsidiaries listed on the “Subsidiaries Schedule” is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation as set forth on the “Subsidiaries Schedule”, and is qualified to do business as foreign entities in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. The Company has made available to Purchaser true and correct copies of the organizational documents of each Subsidiary as of the date hereof and no such Subsidiary is in violation of any provision of its organizational documents. Except for the Company Subsidiary Equity Securities, neither the Company nor any of its Subsidiaries owns any voting or equity or other ownership interests in any other Person.

5.4Absence of Conflicts. Except as set forth on the attached “Material Restrictions Schedule,” the execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby, and the consummation of each of the transactions contemplated hereby or thereby (excluding the Pre-Closing Reorganization) will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) the Company LLC Agreement or any other organizational documents of the Company or its Subsidiaries or (ii) any contract to which the Company or any of its Subsidiaries is a party, except (x) in the case of clause (i), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not be material to the Businesses, and (y) in the case of clause (ii), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust Law), except where the failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not have a Material Adverse Effect.

5.5Financial Statements.

(a)The attached “Financial Statements Schedule” contains the following financial statements (the “Financial Statements”):

(b)(A) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2016 (the “Balance Sheet Date”), and the related audited consolidated statements of operations, members’ equity, and cash flows for the annual periods then ended and (B) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2017, and the related unaudited consolidated statements of operations, members’ equity, and cash flows for the quarterly period then ended.

(c)Each of the foregoing Financial Statements is accurate and complete in all material respects, has been prepared in accordance with GAAP applied on a consistent basis and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries (taken as a whole) as of the dates thereof and throughout the periods covered thereby.

(d)The Company and its Subsidiaries have established and maintained systems of internal accounting controls that are sufficient to provide reasonable assurances (i) that transactions are executed in accordance with the general or specific authorization of management of the Company and its Subsidiaries, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries, based on the most recent evaluation of internal control over financial reporting, have not identified (A) any significant deficiencies or material weaknesses in the design or implementation of internal controls over financial reporting that are reasonably likely to materially and adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls.

For the avoidance of doubt, this Section 5.5 does not relate to Taxes (which are addressed in Section 5.17).
5.6No Undisclosed Liabilities. Except as set forth on the “Undisclosed Liabilities Schedule,” the Company Group has no liabilities of the type required to be disclosed on the face of the Financial Statements prepared in accordance with GAAP, other than (a) liabilities reflected or reserved against on the Financial Statements as of the Balance Sheet Date, (b) liabilities disclosed on any Schedule, (c) liabilities incurred since the Balance Sheet Date in the ordinary course of business, (d) liabilities incurred under this Agreement, (e) executory liabilities arising pursuant to the terms of any contract that the Company Group is party to or bound by and (f) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, this Section 5.6 does not relate to Taxes (which are addressed in Section 5.17).

5.7Absence of Certain Developments. Except as set forth on the “Developments Schedule,” (a) since December 31, 2016, the Company and its Subsidiaries have operated their businesses in the ordinary course of business consistent with past practice in all material respects, (b) since December 31, 2016, there has not been any Event that has had or would reasonably be expected to have a Material Adverse Effect, (c) since December 31, 2016, neither the Company nor its Subsidiaries has taken or agreed to take any action that, if taken during the period from the date of this Agreement through Closing without Purchaser’s consent, would constitute a breach of Section 4.2, except with respect to actions taken in the ordinary course of business, and (d) since June 30, 2017 through the date of this Agreement, the Company has not taken or agreed to take any action that, if taken during the period from the date of this Agreement through Closing without Purchaser’s consent, would constitute a breach of Section 4.2(a)(xiii)(A).

5.8Real Property.

(a)Owned Real Property. The Company Group does not own any real property.

(b)Leased Real Property. The attached “Leased Real Property Schedule” sets forth the address of each Leased Real Property facility of the Company Group and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property. The Company has delivered to Purchaser a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in the attached “Leased Real Property Schedule” and except as would not have a Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding and enforceable against the Company or one of its Subsidiaries, as applicable, and is in full force and effect, subject to proper authorization and execution of such Lease by the other parties thereto and the application of any bankruptcy laws or other creditor’s rights laws, (ii) the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such lease and (iii) the Company Group is not in breach or default under any such lease, and to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease, except to the extent such a breach or default would not have a Material Adverse Effect on the Communities Business or the Sports Business.

5.9Title to Tangible Assets. The Company Group owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the material personal, tangible and intangible personal property and assets used in the Communities Business and the Sports Business. The properties and assets of the Company Group are in good condition and repair in all material respects, subject to normal wear and tear.
5.10Contracts and Commitments.

(a)The “Contracts Schedule” attached hereto lists all of the following written agreements, to which the Company or any of its Subsidiaries is a party and which are currently in effect and do not relate exclusively to the Outdoors Business:

(b)contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company or its Subsidiaries from any one Person under which the undelivered balance of such products or services has a purchase price in excess of $500,000 other than purchase orders with suppliers in the ordinary course of business;

(c)contracts with any of the top ten (10) customers for each of the Communities Business and the Sports Business for fiscal year 2016, and the Material Customer Contracts;

(d)contracts relating to Indebtedness of the Company or its Subsidiaries or any guaranty by the Company or its Subsidiaries of any obligation in respect of borrowed money;

(e)material contracts under which the Company or its Subsidiaries is a licensee of any Proprietary Rights owned by any third party (other than non-exclusive licenses of commercially-available software);

(f)material contracts under which the Company or its Subsidiaries is a licensor of any Proprietary Rights owned by the Company or its Subsidiaries (other than licenses granted to customers);

(g)contracts with dealers, distributors or non-employee sales representatives pursuant to which the Company or its Subsidiaries makes annual payments in excess of $150,000;

(h)employment or consulting agreements with any employee, officer, manager or natural born consultant (other than employment agreements or offer letters that do not deviate in any material respect from the standard form employment agreements and offer letters provided to Purchaser) whose base annual compensation is $225,000 or more;

(i)any contract, task order or delivery order that is (x) between the Company or its Subsidiaries and a Governmental Authority or (y) entered into by the Company or its Subsidiaries as a subcontractor (at any tier) to provide supplies or services in connection with a contract between another entity and a Governmental Authority, in each case, that generates annual revenue in excess of $400,000 (except in the case of any such contract that exclusively relates to the Outdoors Business and does not generate annual revenue in excess of $1,500,000);

(j)contracts pursuant to which the Company or its Subsidiaries is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $125,000;

(k)any contract granting any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any material assets;

(l)any joint venture agreement or arrangement;

(m)any material contract containing any covenant, commitment or other obligation (A) limiting in any material respect the right of the Company or any of its Subsidiaries to compete with any Person in any line of business or geographic area, or (B) otherwise prohibiting or limiting in any material respect the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services;

(n)any contract pursuant to which the Company or any of its Subsidiaries has an obligation to make a material investment in or loan to another Person;

(o)any contract, including any settlement agreement, other than of the type described in the subclauses above, that would reasonably be expected to require any payment to or from the Company or its Subsidiaries in excess of $500,000 per annum or $1,000,000 in the aggregate or imposes any material continuing obligations on the Company and its Subsidiaries;

(p)any Affiliate Agreement; and

(q)any acquisition or divestiture agreements within the past three (3) years (by merger, purchase or sale of stock or assets or otherwise) that contain any continuing indemnification rights or obligations, earn-outs or similar obligations.

(r)The Company has made available to Purchaser a true and correct copy of each contract listed on the Contracts Schedule. Except as disclosed on the attached “Contracts Schedule,” (i) no contract required to be set forth on the attached “Contracts Schedule” has been breached in any material respect by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by the other party to the contract, (ii) neither the Company nor any of its Subsidiaries is in receipt of any written claim of default under any such contract and (iii) each contract required to be listed on the attached “Contracts Schedule” is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, and to the Company’s Knowledge the other party to such contract, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at law or in equity).

5.11Proprietary Rights.

(a)The attached “Proprietary Rights Schedule” lists (i) all Company Products and (ii) all patented or registered Proprietary Rights and pending patent applications and other applications for registration of Proprietary Rights owned by the Company and its Subsidiaries and not related exclusively to the Outdoors Business (“Registered Proprietary Rights”). The Registered Proprietary Rights are subsisting, and to the

Company’s Knowledge, valid and enforceable, and all registration, maintenance and renewal fees that have become due and payable have been paid in connection with such Registered Proprietary Rights.

(b)The Company Group owns all right, title and interest in and to, or has the right to use, all Proprietary Rights necessary for the operation of the Communities Business and the Sports Business as currently conducted, free and clear of all Liens other than Permitted Liens.

(c)Except as indicated on the attached “Proprietary Rights Schedule,” to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries is infringing or misappropriating the Proprietary Rights of any third party, (ii) neither the Company nor any of its Subsidiaries has received any written claims within the past 12 months that it has infringed or misappropriated the Proprietary Rights of any third party, and (iii) no third party is infringing or misappropriating any of the Proprietary Rights owned by the Company and its Subsidiaries.

(d)With respect to trade secrets owned by the Company or any of its Subsidiaries that are material to the Communities Business or the Sports Business as presently conducted, the Company and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of such trade secrets. To the Company’s Knowledge, the trade secrets have not been used, divulged or appropriated either for the benefit of any third party or to the detriment of the Company or its Subsidiaries.

(e)Except as indicated on the attached “Proprietary Rights Schedule,” each employee of, and each individual who is a consultant or contractor to, the Company or its Subsidiaries, and who has conceived of any patentable inventions currently used in the Communities Business or the Sports Business for the benefit of the Company or its Subsidiaries during such individual’s employment by or consulting or contracting relationship with the Company or its Subsidiaries, is or was at the relevant time, a party to a written agreement with the Company Group protecting the confidential information of the Company Group and obligating such individual to assign to the Company Group all of such individual’s right, title and interest in any such inventions.

(f)Except as indicated on the attached “Proprietary Rights Schedule,” to the Company’s Knowledge, the Company and its Subsidiaries do not distribute any open source software with any of the Company Group’s products in a manner that would obligate the Company or its Subsidiaries to disclose or distribute any of the Company Group’s products in source code form (other than the applicable open source software components) or license or otherwise make available any of the Company Group’s products on a royalty-free basis (other than the applicable open source software components).

(g)The Company Group owns, leases, licenses or otherwise has the right to use all computers, computer systems, hardware, networks, servers, workstations, peripherals, data communication equipment and lines, and telecommunications equipment and lines, owned or used by or for the Company Group (collectively, “IT Systems”). To the Company’s Knowledge, with respect to the Company Products and IT Systems: (i) since December 31, 2015, there has been no material unplanned downtime or material service interruption; (ii) they are free of any disabling codes or instructions, including “time bombs,” “Trojan horses,” “back doors,” “trap doors” viruses, worms, bugs, faults or other software routines or hardware components that enable any Person to access without authorization or disable or erase the Company Products or IT Systems or otherwise significantly adversely affect the functionality of the Company Products or IT Systems; (iii) since December 31, 2015, there has been no data security breach of the IT Systems or relating to the Outdoors Business of the Company and its Subsidiaries and no third party has gained unauthorized access thereto; and (iv) the Company Group has a commercially reasonable disaster recovery plan in place and has acted in a commercially reasonable manner to safeguard the IT Systems utilized by the Company and its Subsidiaries.

(h)In connection with its collection, transfer and/or use of any Personal Information, the Company and its Subsidiaries are in compliance in all material respects with all applicable laws and the Company’s or its Subsidiaries’ published privacy policy, as applicable, including all applicable Privacy Laws. The Company and its Subsidiaries have commercially reasonable physical, technical, and organizational security measures and policies in place to protect all Personal Information collected by it from and against unauthorized access, use or disclosure. The Company (i) to its Knowledge, is not currently and, since January 1, 2015, has not been under investigation by any Governmental Authority regarding its protection, storage, use, disclosure and transfer of Personal Information and (ii) since January 1, 2015, has not received any written claim, complaint, inquiry or notice from any Governmental Authority or other Person related to the Company’s or its Subsidiaries’ collection, processing, use, storage, security or disclosure of Personal Information.

5.12Governmental Licenses and Permits. The attached “Governmental Licenses Schedule” contains a complete listing of all material Governmental Licenses used by the Company Group in the conduct of the Communities Business and the Sports Business as of the date hereof. Except as indicated on the attached “Governmental Licenses Schedule,” the Company Group owns or possesses all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Communities Business and the Sports Business as presently conducted, except for those the failure of which to own or possess would not have a Material Adverse Effect. The Company Group is in compliance with the material terms and conditions of such material Governmental Licenses and, since January 1, 2015, has not received any written notices that it is in violation of any of the terms or conditions of such material Governmental Licenses.

5.13Litigation; Proceedings. Except as set forth on the attached “Litigation Schedule,” there are no actions, suits, proceedings, hearings, orders, charges, judgments, injunctions, determinations, rulings, decrees or claims pending or, to the Company’s Knowledge, threatened, to which the Company or any of its Subsidiaries or any of their respective assets or the Businesses is a party or subject, at law or in equity, or by or before any Governmental Authority or Card Association, except as would not have a Material Adverse Effect; and none of the Company nor any of its Subsidiaries is subject to any currently effective material judgment, order or decree of any court or Governmental Authority or Card Association.

5.14Compliance with Laws; Trade Control Laws.

(a)Except as set forth on the attached “Compliance Schedule,” the Company and its Subsidiaries are, and have been since January 1, 2015, in compliance with all applicable statutes, laws, ordinances, codes, rules, regulations and requirements of any Governmental Authority and with all Card Association Rules, except where the failure to comply would not have a Material Adverse Effect. To the Company’s Knowledge, no notice has been received by the Company or its Subsidiaries alleging a material violation of or material liability or material potential responsibility under any such law, rule or regulation, including any Card Association Rules, which is pending or remains unresolved.

(b)Except as set forth on the attached “Trade Control Laws Schedule,” the Company and its Subsidiaries are in compliance with applicable Trade Control Laws, except where the failure to comply would not have a Material Adverse Effect.  None of the Company, its Subsidiaries nor, to the Company’s Knowledge, any officer, director, or employee, has been or is designated on, or is owned or controlled by any party that has been or is designated on, the U.S. Department of Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals List. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee has, directly or indirectly, taken any action or made, offered, gifted or promised anything of value to any person in violation of the U.S. Foreign Corrupt Practices Act of

1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder, or any other anti-bribery/corruption legislation promulgated by any Governmental Authority. To the Knowledge of the Company, none of the Company or its Subsidiaries has received any communication since January 1, 2015 that alleges any of the foregoing.

5.15Employees.

(a)Except as set forth on the attached “Employees Schedule,” since January 1, 2015, no member of the Company Group has experienced any union organization attempts, labor strike, material labor disputes or material work stoppage or material slowdowns due to labor disagreements. Except as set forth on the attached “Employees Schedule,” no member of the Company Group is a party to any collective bargaining agreement or similar agreement with a labor union or other labor organization. No employee or other service provider of the Company Group is represented by any labor union, labor organization, works council or any other employee representative body with respect to his or her services to the Company Group. The Company Group is, and since January 1, 2015 has been, in compliance in all material respects with all statutes, laws, ordinances, codes, rules, regulations and requirements of any Governmental Authority pertaining to employment and employment practices (including those related to wages, hours, equal employment opportunity, independent contractors, employee classifications, immigration, workplace safety, withholding of payroll taxes, and anti-discrimination).

(b)There are no pending or, to the Company’s Knowledge, threatened Labor Claims against the Company Group. There is no proceeding pending before, or compliance review being conducted by, the U.S. Office of Contract Compliance Programs, the Wage and Hour Division of the U.S. Department of Labor (the “DOL”) or any other office of the DOL or any other Governmental Authority relating to any employees or other service providers of the Company Group and no such proceeding or compliance review has occurred within the past three (3) years. The Company Group is not bound by (i) any consent decree or similar arrangement relating to employment decisions or relations with employees, independent contractors or applicants for employment or (ii) any settlement agreement under which it has a material outstanding liability.

(c)Except as would not result in any material liabilities for the Company Group, the Company Group is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

(d)The Company Group is, and during the past three (3) years has been, in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986 (“Immigration Laws”), and the rules and regulations promulgated thereunder. At no point in the past three (3) years has the Company Group been the subject of any inspection or investigation relating to its compliance with the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the members of the Company Group, to the Company’s Knowledge, threatened.

(e)The Company Group has not incurred, nor has it taken any actions that would reasonably be expected to result in, any liability or obligation with respect to (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100-379, 102 stat. 890 (1988) (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Affiliate; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company Group, in each case, which remains unsatisfied.

(f)No member of the Company Group is subject to any obligation to inform or consult with any employee or other service provider, labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing (whether pursuant to law or contract). No Outdoors Employee or employee or other service provider of the Company Group or its Affiliates shall be entitled to a transfer of his or her employment or service to, or continued employment with, Purchaser or its Affiliates (including the Company Group) in connection with the transactions contemplated by this Agreement and/or the Closing, whether pursuant to the Acquired Rights Directive (2001/23/EC) or otherwise.

5.16Employee Benefit Plans.

(a)The “Employee Benefits Schedule” sets forth a correct and complete list of each material “Employee Plan,” separately identifying the countries in which the Employee Plan applies. For purposes of this Agreement, the term “Employee Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay (other than severance required under applicable law), vacation, bonus or other incentive, medical, retiree medical, vision, dental or other health, life insurance, tuition reimbursement and each other employee benefit or fringe benefit plan, program, agreement or arrangement, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by any member of the Company Group, or to which any member of the Company Group contributes or is obligated to contribute or might otherwise have or reasonably be expected to have any liability, in each case, including each such plan, program, agreement or arrangement providing benefits to any current or former employees or other service providers of the Company Group. With respect to each such Employee Plan, to the extent applicable, correct and complete copies of the following have been provided to Purchaser: (i) the written document evidencing each Employee Plan (including all amendments, modifications or supplements) or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received determination letter from the Internal Revenue Service or other Tax-qualification document, (iv) the actuarial reports or financial statements for the last two (2) plan years, (v) the most recent summary plan description (or other descriptions of such Employee Plan provided to employees) and all modifications thereto, (vi) all material correspondence dated within the past three (3) years with a Governmental Authority, and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements.

(b)There are no material pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of, against, or in respect of, any Employee Plan, any non-third party fiduciary thereof (and, to the Company’s Knowledge, any third party fiduciary thereof) or any trusts which are associated with such Employee Plans, and no audit or, to the Company’s Knowledge, investigation by the Internal Revenue Service, the DOL, the Pension Benefit Guaranty Corporation or any other Governmental Authority is pending or, to the Company’s Knowledge, threatened.

(c)Except as set forth on the attached “Employee Benefits Schedule”, the Employee Plans have been established, maintained, funded and administered in all material respects in accordance with their terms and with the applicable requirements of ERISA, the Code and other applicable laws. Within the past three (3) years, no member of the Company Group has taken any action to take corrective action or make a filing under any voluntary correction program of the Internal Revenue Service, DOL or any other Governmental Authority with respect to any Employee Plan, and, to the Company’s Knowledge, there is no plan defect that would qualify for correction under any such program.

(d)All contributions or other payments required to be made to or by any Employee Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued on the Financial Statements to the extent required under GAAP.

(e)The “Employee Benefits Schedule” sets forth each Employee Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a), and each such Employee Plan has received a favorable determination or opinion letter from the Internal Revenue Service that such Employee Plan is so qualified and, to the Company’s Knowledge, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Employee Plan. No trust funding any Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(f)No member of the Company Group maintains, contributes to, is obligated to, has any liability with respect to or would reasonably be expected to incur any liability with respect to, in each case including on account of an ERISA Affiliate, any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(g)No Employee Plan provides for post-employment or post-retirement welfare benefits, except as required by Code Section 4980B or any similar applicable law.

(h)During the past three (3) years, each Employee Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code has been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(i)Except as expressly provided for under this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) result in or trigger the payment of any compensation or benefits, accelerate the time of the payment or vesting of any compensation or benefits, increase the amount of any compensation or benefits or trigger any funding of compensation or benefits, in each case, to any employee or other service provider or under any Employee Plan, (ii) result in any limitation on the right, if any, of any member of the Company Group or any other party to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Employee Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

(j)Each Employee Plan subject to the laws of any jurisdiction outside of the United States (i) if required to be registered has been registered, and if intended to qualify for special tax treatment meets, in all material respects, all requirements for such treatment, and (ii) if intended to be funded and/or book-reserved, has been funded and/or book reserved on the Financial Statements to the extent required under GAAP, based on reasonable actuarial assumptions.

5.17Taxes. Except as set forth in the attached “Taxes Schedule”:

(a)the Company Group has timely filed all income and other material Tax Returns required to be filed by it. All income and other material Taxes shown as payable by the Company Group on such Tax Returns have been paid;

(b)no member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;

(c)no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(d)the accrual for Taxes on the Stub Period Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with past practice, would be adequate to pay all unpaid material Taxes of the Company Group through the Closing Date;

(e)there is no Tax Proceeding now in progress or pending against or with respect to any member of the Company Group with respect to any material Tax;

(f)there are no written requests for material rulings, or applications requesting permission for a change in accounting practices, in respect of any Tax, pending between the Company Group and any Taxing Authority;

(g)no member of the Company Group (i) has been a member of an Affiliated Group (other than a group of which a member of the Company Group is or was the parent) or (ii) has any liability for the Taxes of any Person (other than any member of the Company Group) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor;

(h)no member of the Company Group is a party to or bound by any Tax allocation or Tax sharing agreement (except, in each case, an agreement entered into in the ordinary course of business and not primarily related to Taxes);

(i)no member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (iv) installment sale made prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Code Section 108(i) (or any corresponding or similar provision of state, local or foreign law); or (vii) use of an improper method of accounting for a taxable period on or prior to the Closing Date;

(j)each member of the Company Group has properly withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor or independent contractor;

(k)in the last three (3) years, no claim has ever been made by a taxing authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such member is or may be subject to taxation by such jurisdiction;

(l)there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company Group; and

(m)no member of the Company Group is a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(n)Section 5.17(n) of the “Taxes Schedule” lists out the Tax classification of each member of the Company Group for U.S. federal income Tax purposes.

Section 5.16 and this Section 5.17 constitute the sole and exclusive representations or warranties of the Company and its Subsidiaries relating to Tax matters.
5.18Brokerage. Except as disclosed on the attached “Brokerage Schedule”, there are no claims for, and no Person is entitled to any, brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Affiliates, including the Sellers.

5.19Affiliate Transactions. Except for (a) advances to employees, officers and directors for expenses incurred in the ordinary course of business consistent with past custom and practice, (b) employment agreements with any employee, officer or consultant of any member of the Company Group, (c) any benefits under any Employee Plan, (d) any inter-company agreements among the Company Group and (e) those contracts disclosed on the “Affiliate Transactions Schedule”, to the Company’s Knowledge, no officer, director, stockholder or Affiliate of the Company (including the Sellers) is a party to any contract, commitment or transaction with the Company or any of its Subsidiaries (an “Affiliate Agreement”) or has any interest in any material property used by any member of the Company Group.

5.20Insurance. The attached “Insurance Schedule” sets forth a complete list of each material insurance policy to which any member of the Company Group is a party, a named insured or otherwise the beneficiary of coverage. The insurance coverage maintained by the Company and its Subsidiaries is adequate and customary in all material respects in the industry for the coverage of their respective Businesses. To the Company’s Knowledge, all of such insurance policies are legal, valid, binding and enforceable and in full force and effect and the Company and its Subsidiaries are not in breach or default with respect to its obligations under such insurance policies (including with respect to payment of premiums) and there is no material claim by or with respect to the Company or any of its Subsidiaries pending as to which coverage has been denied by the issuers of the applicable insurance policy.

5.21Environmental Matters. Except as set forth on the attached “Environmental Matters Schedule” or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)The Company and its Subsidiaries are in compliance with all Environmental Laws and possess all Governmental Licenses required under Environmental Laws for the operation of the business as conducted as of the date hereof.

(b)The Company and its Subsidiaries have not, within the past two years, received any written notice of violations or liabilities arising under Environmental Laws relating to the Company and its Subsidiaries that remains pending or unresolved.

(c)There are no actions, suits or proceedings pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries before or by any Governmental Authority under any Environmental Law, and none of the Company or its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Authority pursuant to any Environmental Law.

(d)This Section 5.21 and Sections 5.5, 5.6 and 5.7, contain the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to environmental, health and safety matters, including any matters arising under Environmental Laws.

5.22Sufficiency of Assets. At the Closing, the Company Group will own or have the right to use (including by means of ownership of rights to use pursuant to licenses or other contracts) all of the material assets, properties and rights necessary to conduct the Sports Business and the Communities Business in substantially the same manner, in all material respects, as conducted as of the date of this Agreement, except for the assets, properties and rights (x) used to perform any services received by the Company Group and that are the subject of the Transition Services Agreement or the Cross License Agreement and (y) contributed to, or assumed by, Outdoors LLC in connection with the Contribution.

5.23Disclaimer.

(a)Except as expressly set forth in this Article 5 or in Article 6 (and Article 9 (with respect to the Sellers’ Representative)), neither the Company nor any other Person makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, (a) none of the Company or any of its Subsidiaries shall be deemed to make to Purchaser any representation or warranty other than as expressly made by such Person in this Agreement, (b) Purchaser is only relying on such representations and warranties expressly made in this Agreement and is not relying on anything other than such representations and warranties, and (c) none of the Company or any of its Subsidiaries makes any representation or warranty to Purchaser with respect to (i) any forecasts, projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, future expenses or expenditures or future results of operations of the Company or any of its Subsidiaries or (ii) except as expressly covered by a representation and warranty contained in this Article 5 or in Article 6, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to the Company and its Subsidiaries. Purchaser hereby acknowledges and agrees to such disclaimer, and that, except to the extent specifically set forth in this Article 5 or in Article 6, Purchaser is purchasing the Equity Interests on an “as is, where is” basis.

(b)The Company hereby acknowledges that, except as expressly set forth in Article 7, none of the Purchaser, Merger Sub or any other Person makes any representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, (a) none of Purchaser, Merger Sub nor any of their Subsidiaries shall be deemed to make to the Company or any of its Affiliates any representation or warranty other than as expressly made by such Person in this Agreement, (b) the Company is only relying on such representations and warranties expressly made in this Agreement and is not relying on anything other than such representations and warranties, and (c) none of Purchaser or any of its Subsidiaries makes any representation or warranty to the Company with respect to (i) any forecasts, projections, estimates or budgets heretofore delivered to or made available to the Company or its counsel, accountants or advisors of future revenues, future expenses or expenditures or future results of operations of Purchaser or any of its Subsidiaries or (ii) except as expressly covered by a representation and warranty contained in Article 7, any other information or documents (financial or otherwise) made available to the Company or its counsel, accountants or advisors with respect to Purchaser and its Subsidiaries. The Company hereby acknowledges and agrees to such disclaimer, and that, except to the extent specifically set forth in Article 7, Sellers are acquiring the Purchaser Shares on an “as is, where is” basis.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS AND THE VISTA BLOCKERS

As a material inducement to Purchaser and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each Seller party hereto, solely with respect to such Seller and not with regard to any other Seller (provided that the representations and warranties set forth in Section 6.7 are made solely by the Vista Blocker Sellers), hereby represents and warrants to Purchaser and Merger Sub, severally and not jointly, as follows:
6.1Due Organization and Good Standing. If such Seller is a corporation, limited liability company or partnership, such Seller is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the laws of its jurisdiction of organization.

6.2Authorization of Transactions. The execution, delivery and performance by such Seller of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by such Seller and no other act or proceeding on the part of such Seller is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, and the consummation of the transactions contemplated hereby or thereby. Such Seller has full legal capacity to enter into and deliver this Agreement and the other documents contemplated hereby to which such Seller is a party, and to perform its obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which such Seller is a party have been or will be duly executed and delivered by such Seller and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, constitute, or when executed and delivered will constitute, the valid and binding agreements of such Seller, enforceable in accordance with their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

6.3Absence of Conflicts. The execution, delivery and performance by such Seller of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby (including the Pre-Closing Reorganization) will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any organizational documents of such Seller or (ii) any contract to which such Seller is a party except, in the case of clause (ii), where the violation conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not materially delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement; or (b)  require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR

Act or any other Antitrust Law), except where the failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not materially delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement.

6.4Litigation. There are no actions, suits, proceedings, orders or investigations pending, or to such Seller’s Knowledge, threatened against such Seller, at law or in equity, or before or by any Governmental Authority which would adversely affect such Seller’s performance under this Agreement, the other agreements contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

6.5Brokerage. There are no claims for, and no Person is entitled to any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

6.6Ownership. Such Seller holds of record and owns beneficially those Equity Interests set forth opposite such Seller’s name on the Equity Interests Schedule, free and clear of any Liens and any other restrictions on transfer (other than such Liens and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any restrictions under the 1933 Act and state securities laws). Other than in connection with the Company LLC Agreement or any other organizational documents of the Company or a Vista Blocker, as applicable, such Seller is not a party to any (a) option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of such Seller’s interest in the Equity Interests or (b) voting trust, proxy or other agreement or understanding with respect to the voting of any of the Equity Interests.

6.7Vista Blockers.

(a)Each Vista Blocker is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation. The attached “Vista Blockers Capitalization Schedule” accurately sets forth the authorized and outstanding equity securities of each Vista Blocker and the number of equity securities held by each Vista Blocker Seller. All of the issued and outstanding equity securities of each Vista Blocker have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Vista Blocker Sellers free and clear of any Liens and any other restrictions on transfer (other than such Liens and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any restrictions under the 1933 Act and state securities laws). Except for this Agreement and as may be set forth on the attached “Vista Blockers Capitalization Schedule,” there are no (i) issued or outstanding shares of capital stock, voting or equity or other ownership interests or securities of the Vista Blockers, (ii) securities convertible into or exercisable or exchangeable for voting or equity or other ownership interests or securities of the Vista Blockers, (iii) outstanding options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Vista Blockers is a party or which is binding upon the Vista Blockers providing for the issuance, disposition or acquisition of any of its voting or equity or other ownership interests or securities or any rights or interests exercisable therefor or (iv) outstanding or authorized equity appreciation rights, rights of first offer, performance shares, phantom units, profits interests or similar rights, with respect to the Vista Blockers.

(b)Except for matters related to its formation and to activities as a holding company such as opening and maintaining bank accounts and filing Tax Returns and for matters related to the Pre-Closing Reorganization, none of the Vista Blockers have (and they shall not prior to Closing) conducted any business and has never owned, leased or used any asset other than the equity interests of the Vista AIV-Bs, respectively, held by the Vista Blockers and any distributions related to the equity interests of the Vista AIV-Bs, respectively, held by the Vista Blockers. The Vista Blockers have furnished to Purchaser true and complete copies of their respective certificate of incorporation and bylaws, as in effect on the date hereof, which are in full force and effect and the Vista Blockers are not in default or violation of any provision thereunder. The Vista Blockers do not have any material liabilities, whether absolute, accrued, contingent or otherwise and whether due or to become due, other than as set forth on the Vista Blocker Capitalization Schedule and any liabilities for which the Vista Blocker Sellers will be responsible pursuant to this Agreement, and as of immediately prior to the Closing the Vista Blockers shall not own, lease or use any asset other than the Vista Blocker Units. There are no material actions, suits, proceedings, orders or investigations pending, or, to such Vista Blocker’s Knowledge, threatened against a Vista Blocker, at law or in equity, or before or by any Governmental Authority.

6.8Investment Representation. Such Seller is an “accredited investor” as defined in Regulation D promulgated by the SEC under the 1933 Act. Such Seller acknowledges that it is informed as to the risks of the ownership of Purchaser Shares issued as Stock Consideration as contemplated hereby and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such ownership, and is able to bear the economic risk of such ownership for an indefinite period of time. Such Seller has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of Purchaser concerning the issuance of the Purchaser Shares.

6.9Restricted Securities. Such Seller understands that the issuance of the Stock Consideration has not been registered under the 1933 Act, by reason of a specific exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. Such Seller understands that such Purchaser Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller must hold the Purchaser Shares indefinitely unless and until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Seller acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchaser Shares, and on requirements relating to Purchaser which are outside of such Seller’s control, which Purchaser is under no obligation and may not be able to satisfy.

6.10Resale of Shares.

(a)Such Seller understands and agrees that it may not sell or otherwise transfer any Purchaser Shares issued as Stock Consideration, except pursuant to an effective registration under the 1933 Act, or in a transaction which qualifies as an exempt transaction under the 1933 Act and the rules and regulations promulgated thereunder and in accordance with the restrictions set forth in this Agreement and, if applicable, the Stockholders Agreement.

(b)Such Seller acknowledges that each certificate or instrument evidencing the Purchaser Shares shall initially bear substantially the following restrictive legend, either as an endorsement or on the face thereof (provided, that if the Seller is a party to the Stockholders Agreement, the legend shall be in the form set forth therein):

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY

STATE OR OTHER JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.
The securities represented by this certificate are subject to restrictions on transfer set forth in a stock purchase and merger agreement, DATED AS OF AUGUST 2, 2017, BY AND AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).”
6.11Disclaimer.

(a)Except as expressly set forth in this Article 6 or in Article 5 (and Article 9 (with respect to the Sellers’ Representative)), neither the Sellers nor any other Person makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed, and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, (a) neither the Sellers or any of their Affiliates shall be deemed to make to Purchaser any representation or warranty other than as expressly made by such Person in this Agreement, (b) Purchaser is only relying on such representations and warranties expressly made in this Agreement and is not relying on anything other than such representations and warranties, and (c) neither the Sellers or any of their Affiliates makes any representation or warranty to Purchaser with respect to (i) any forecasts, projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, future expenses or expenditures or future results of operations of the Company or any of its Subsidiaries or (ii) except as expressly covered by a representation and warranty contained in this Article 6 or in Article 5, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to the Sellers. Purchaser hereby acknowledges and agrees to such disclaimer, and that, except to the extent specifically set forth in this Article 6 or in Article 5, Purchaser is purchasing the Equity Interests on an “as is, where is” basis.

(b)Such Seller hereby acknowledges that, except as expressly set forth in Article 7, none of the Purchaser, Merger Sub or any other Person makes any representation or warranty, express or implied, at law or in equity. Notwithstanding anything to the contrary, (a) none of the Purchaser, Merger Sub nor any of their Affiliates shall be deemed to make to such Seller or any of its Affiliates any representation or warranty other than as expressly made by such Person in this Agreement, (b) such Seller is only relying on such representations and warranties expressly made in this Agreement and is not relying on anything other than such representations and warranties, and (c) none of the Purchaser or any of its Subsidiaries makes any representation or warranty to such Seller with respect to (i) any forecasts, projections, estimates or budgets heretofore delivered to or made available to such Seller or its counsel, accountants or advisors of future revenues, future expenses or expenditures or future results of operations of the Purchaser or any of its Subsidiaries or (ii) except as expressly covered by a representation and warranty contained in Article 7, any other information or documents (financial or otherwise) made available to such Seller or its counsel, accountants or advisors with respect to the Purchaser and its Subsidiaries. Such Seller hereby acknowledges and agrees to such disclaimer, and that, except to the extent specifically set forth in Article 7, Sellers are acquiring the Purchaser Shares on an “as is, where is” basis.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

As an inducement to the Company, the Sellers and the Sellers’ Representative to enter into this Agreement and consummate the transactions contemplated hereby, except as otherwise disclosed in the Schedules or as disclosed in any Purchaser SEC Reports (without giving effect to any amendment to any such document filed on or after the day prior to the date hereof and excluding any disclosures set forth in any section of the Purchaser SEC Reports entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in the Purchaser SEC Reports to the extent that they are forward-looking in nature and do not contain a reasonable level of detail about the risks of which the statements warn) filed after December 31, 2015, and at least one (1) day prior to the date hereof (it being acknowledged that nothing disclosed in the Purchaser SEC Reports shall be deemed to be a qualification of or modification to the representations and warranties set forth in Sections 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.13 and 7.23), Purchaser and Merger Sub represent and warrant as follows:
7.1Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite limited liability company power, and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

7.2Authorization. The execution, delivery and performance by each of Purchaser and Merger Sub of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action by Purchaser and Merger Sub, and no other corporate act or proceeding on the part of each of Purchaser and Merger Sub, or its board of directors or board of managers or stockholders or members, as applicable, is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by each of Purchaser and Merger Sub will each constitute, a valid and binding obligation of each of Purchaser and Merger Sub, enforceable in accordance with their terms except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

7.3Absence of Conflicts. Except as set forth on the attached “Purchaser and Merger Sub Material Restrictions Schedule”, the execution, delivery and performance by each of Purchaser and Merger Sub of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any organizational documents of each of Purchaser or Merger Sub or (ii) any contract to which the Purchaser or any of its Subsidiaries is a party except, in the case of clause (ii), where the violation conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Purchaser Material Adverse Effect; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust Law), except where the failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not have a Purchaser Material Adverse Effect.

7.4Litigation; Proceedings. Except as set forth on the attached “Purchaser Litigation Schedule,” there are no actions, suits, proceedings, hearings, orders, charges, judgments, injunctions, determinations, rulings, decrees or claims pending or, to Purchaser’s Knowledge, threatened, to which Purchaser or Merger Sub or any of their respective assets or businesses is a party or subject, at law or in equity, or by or before any Governmental Authority or Card Association, except as would not have a Purchaser Material Adverse Effect; and neither Purchaser nor Merger Sub is subject to any currently effective material judgment, order or decree of any court or Governmental Authority or Card Association.

7.5Brokerage. There are no claims for, and no Person is entitled to any, brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of either Purchaser or Merger Sub for which the Company or Sellers would be responsible, except as set forth on the attached “Purchaser and Merger Sub Brokerage Schedule.”

7.6Availability of Funds. Purchaser will on the Closing Date have sufficient immediately available funds to pay all amounts required to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement, and there is no restriction on the use of any such funds for any such purposes. In no event shall the receipt by, or the availability of any funds to, Purchaser or any of its Affiliates be a condition to Purchaser’s obligation to consummate the transactions contemplated hereunder.

7.7Due Diligence Review. Purchaser acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company Group and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made in Article 5 and Article 6 (and Article 9 (with respect to the Sellers’ Representative)), it is not relying upon any representation or warranty of the Company, any of the Company’s Subsidiaries, the Sellers or any Affiliate, officer, director, employee, agent or advisor thereof, nor upon the completeness or accuracy of any information, record, projection or statement made available or given to Purchaser in the performance of such investigation (or omissions therefrom) and except with respect to the specific representations and warranties made in Article 5 and Article 6 (and Article 9 (with respect to the Sellers’ Representative)), shall have no recourse for any breach or inaccuracy of such information, record, projection or statement, (b) it has had access to its full satisfaction to the Company, its Subsidiaries and their respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (c) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

7.8Restricted Securities. Purchaser understands and acknowledges that (a) none of the

Equity Interests have been registered or qualified under the Securities Act of 1933, as amended (the “1933 Act”), or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Equity Interests constitute “restricted securities” as defined in Rule 144 under the 1933 Act, (c) none of the Equity Interests are traded or tradable on any securities exchange or over‑the‑counter and (d) none of the Equity Interests may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Equity Interests and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser will not transfer or otherwise dispose any of the Equity Interests acquired hereunder or any interest therein in any manner that may cause any Seller to be in violation of the 1933 Act or any applicable state securities laws. Purchaser is an “accredited investor” as defined in Rule 501(a) of the 1933 Act.

7.9Capitalization of Purchaser and Merger Sub.

(a)As of the date hereof, the authorized capital stock of Purchaser consists solely of 200,000,000 shares of Purchaser Common Stock and 5,000,000 shares of Purchaser Preferred Stock. As of July 31, 2017, 152,488,772 shares of Purchaser Common Stock were issued and outstanding and no shares of Purchaser Preferred Stock were issued and outstanding. As of the date hereof, all of the issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable. At the Closing, Purchaser will have sufficient authorized but unissued shares or treasury shares of Purchaser Common Stock for Purchaser to meet its obligation to deliver the Stock Consideration under this Agreement.

(b)All of the issued and outstanding membership interests or other ownership interests of Merger Sub are, and at the Effective Time will be, owned by Purchaser or a direct or indirect wholly-owned Subsidiary of Purchaser. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

7.10Purchaser Shares. Upon issuance, the Purchaser Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than Permitted Liens and restrictions on transfer imposed by state and federal securities laws.

7.11Purchaser SEC and NYSE Compliance.

(a)Purchaser is in material compliance with the requirements to file all required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2016. All such required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including those that Purchaser may file subsequent to the date of this Agreement until the Closing) are referred to herein as the “Purchaser SEC Reports”. As of their respective dates, the Purchaser SEC Reports (a) were prepared in accordance and complied in all material respects with the requirements of laws applicable to such Purchaser SEC Reports; and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries are required to file any forms or reports with the SEC.

(b)Purchaser (i) is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE applicable to Purchaser, and (ii) is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC, in each case to the extent applicable to Purchaser.

7.12No Purchaser Material Adverse Effect. Since December 31, 2016, there has not been any Event that has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

7.13No Shareholder Approval. The issuance and delivery by Purchaser of the Purchaser Shares to the Sellers does not require any vote or other approval or authorization of any holder of any capital stock of Purchaser.

7.14Registration Statement. Purchaser is a “well-known seasoned issuer” (as defined in Rule 405 promulgated under the 1933 Act) (a “WKSI”) eligible to register the Purchaser Shares for resale by the Sellers on an automatic shelf registration statement (as defined in Rule 405 promulgated under the 1933 Act) on Form S-3 under the 1933 Act. None of the information in the Registration Statement shall, at the time the Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except for information furnished in writing by the Sellers or the Sellers’ Representative. The Registration Statement shall comply as to form in all material respects with the applicable requirements of the 1933 Act.

7.15Subsidiaries. Each of the Subsidiaries of Purchaser is validly existing and in good standing under the laws of their respective jurisdictions of formation, and are qualified to do business as foreign entities in each jurisdiction in which the failure to be so qualified would have a Purchaser Material Adverse Effect. Each of the Subsidiaries of Purchaser has all requisite power and authority necessary to own and operate its assets and to carry on its businesses as presently conducted, except where the failure to have such power and authority would not have a Purchaser Material Adverse Effect.

7.16Financial Statements. Purchaser’s financial statements are set forth in the Purchaser SEC Reports (the “Purchaser Financial Statements”):

(a)Each of the Purchaser Financial Statements is accurate and complete in all material respects, has been prepared in accordance with GAAP applied on a consistent basis and presents fairly in all material respects the financial condition, results of operations and cash flows of Purchaser as of the dates thereof and throughout the periods covered thereby, except as permitted by the rules of the SEC (and except that any interim financial statements are subject to normal year-end adjustments and reclassifications and lack footnote disclosure and other presentation items).

(b)Purchaser has established and maintained systems of internal accounting controls that are sufficient to provide reasonable assurances (i) that transactions are executed in accordance with the general or specific authorization of management of Purchaser and its Subsidiaries, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Purchaser, based on its most recent evaluation of internal control over financial reporting, has not identified (A) any significant deficiencies or material weaknesses in the design or implementation of internal controls over financial reporting that are reasonably likely to materially and adversely affect Purchaser’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in Purchaser’s internal controls.

For the avoidance of doubt this Section 7.16 does not relate to Taxes (which are addressed in Section 7.22)
7.17No Undisclosed Liabilities. Purchaser has no liabilities of the type required to be disclosed on the face of the Purchaser Financial Statements prepared in accordance with GAAP, other than (a) liabilities reflected or reserved against on the Purchaser Financial Statements, (b) liabilities disclosed on any Schedule, (c) liabilities incurred since the date of the most recent Purchaser Financial Statement in the ordinary course of business, (d) liabilities incurred under this Agreement, (e) executory liabilities arising pursuant to the terms of any contract that Purchaser and its Subsidiaries is party to or bound by and (f) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

For the avoidance of doubt this Section 7.17 does not relate to Taxes (which are addressed in Section 7.22).
7.18Purchaser Material Contracts.

(a)As of the date of this Agreement, none of Purchaser nor any of its Subsidiaries is a party to any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) which was required to be filed and has not been filed with the SEC as an exhibit to the Purchaser SEC Reports. The contracts described in this Section 7.18(a), shall be collectively referred to as the “Purchaser Material Contracts.”

(b)Except, in each case, as has not had and would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect, as of the date of this Agreement, (i) each of the Purchaser Material Contracts is valid, binding and in full force and effect with respect to Purchaser and its Subsidiaries party thereto and, to the Knowledge of Purchaser, each other party thereto and enforceable, in all material respects, in accordance with its terms against Purchaser and its Subsidiaries party thereto; (ii) Purchaser and each of its Subsidiaries has performed all material obligations required to be performed by them under the Purchaser Material Contracts to which they are parties; (iii) to the Knowledge of Purchaser, each other party to a Purchaser Material Contract has performed all material obligations required to be performed by it under such Purchaser Material Contract, (iv) no party to any Purchaser Material Contract has given Purchaser or any of its Subsidiaries written notice of its express intention to terminate, or fail to renew any Purchaser Material Contract and (v) neither Purchaser nor any of its subsidiaries has received written notice of any material violation or material default under any Purchaser Material Contract. True, unredacted and complete copies of all of the Purchaser Material Contracts have been made available to the Company.

7.19Governmental Licenses and Permits. Purchaser and its Subsidiaries own or possess all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate their business as presently conducted, except for those the failure of which to own or possess would not have a Purchaser Material Adverse Effect. Except as would not have a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries are in compliance with the terms and conditions of such material Governmental

Licenses and, since January 1, 2015, has not received any written notices that it is in violation of any of the terms or conditions of such material Governmental Licenses.

7.20Compliance with Laws; Trade Control Laws.

(a)Except as set forth on the attached “Purchaser Compliance Schedule,” Purchaser and its Subsidiaries are, and have been since January 1, 2015, in compliance with all applicable statutes, laws, ordinances, codes, rules, regulations and requirements of any Governmental Authority and with all Card Association Rules, except where the failure to comply would not have a Purchaser Material Adverse Effect. To Purchaser’s Knowledge, no notice has been received by Purchaser or any of its Subsidiaries alleging a material violation of or material liability or material potential responsibility under any such law, rule or regulation, including any Card Association Rules, which is pending or remains unresolved.

(b)Except as set forth on the attached “Purchaser Trade Control Laws Schedule,” Purchaser and its Subsidiaries are in compliance with applicable Trade Control Laws, except where the failure to comply would not have a Purchaser Material Adverse Effect.  None of Purchaser, its Subsidiaries nor, to Purchaser’s Knowledge, any officer, director, or employee, has been or is designated on, or is owned or controlled by any party that has been or is designated on, the U.S. Department of Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals List. To the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries nor any director, officer, agent or employee has, directly or indirectly, taken any action or made, offered, gifted or promised anything of value to any person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder, or any other anti-bribery/corruption legislation promulgated by any Governmental Authority. To the Knowledge of Purchaser, except as would not have a Purchaser Material Adverse Effect, none of Purchaser or its Subsidiaries has received any communication since January 1, 2015 that alleges any of the foregoing.

7.21Affiliate Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings between Purchaser or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the 1934 Act) of Purchaser or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) 5% or more of the outstanding Purchaser Common Stock, on the other hand, of the type required to be reported in any Purchaser SEC Report pursuant to Item 404 of Regulation S-4 promulgated under the 1934 Act that have not been so disclosed in the Purchaser SEC Reports (in each case, other than any such transactions, agreements, arrangements or understandings with the Sellers or any of their Affiliates).

7.22Taxes. Except as set forth in the attached “Purchaser Taxes Schedule”:

(a)Except as would not have a Purchaser Material Adverse Effect, (i) Purchaser and each of its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by any of them, (ii) all Taxes shown as due and payable by Purchaser and its Subsidiaries on such Tax Returns have been paid and (iii) none of Purchaser or any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

(b)Except as would not have a Purchaser Material Adverse Effect, Purchaser and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all Taxes required to be paid or withheld.

(c)No audits or other examinations with respect to material Taxes of Purchaser and its Subsidiaries are presently in progress or have been asserted or proposed in writing. In the last five (5) years, no written claim has ever been made by a Governmental Authority in a jurisdiction where Purchaser or its Subsidiaries does not file Tax Returns that Purchaser or such Subsidiary, as the case may be, is or may be subject to the imposition of a material amount of tax in that jurisdiction.

(d)Except as would not have a Purchaser Material Adverse Effect, (i) none of Purchaser or its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries) and (ii) none of Purchaser or its Subsidiaries has any material liability for the Taxes of any Person other than Purchaser and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise by operation of law.

(e)Within the past five (5) years, none of Purchaser or its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(f)None of Purchaser or its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

This Section 7.22 constitutes the sole and exclusive representations or warranties of Purchaser and its Subsidiaries relating to Tax matters.
7.23No Reliance. Each of Purchaser and Merger Sub represents, warrants and agrees that Purchaser and Merger Sub have not relied upon any information, or the omission of any information, provided or made available by the Sellers, the Company, any Subsidiary of the Company or any of their respective Affiliates, other than and solely the representations and warranties set forth in Article 5 or in Article 6 (or Article 9 (with respect to the Sellers’ Representative)) (including without limitation, any forecasts, projections, estimates, budgets or other materials made available to Purchaser, Merger Sub or their Affiliates in certain “data rooms,” management presentations or the like).  Each of Purchaser and Merger Sub acknowledges that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

7.24Disclaimer. Except as expressly set forth in this Article 7, neither Purchaser nor Merger Sub makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, (a) none of Purchaser, Merger Sub or any of their Affiliates shall be deemed to make to the Company, the Sellers or any of their Affiliates any representation or warranty other than as expressly made by such Person in this Agreement and (b) none of Purchaser, Merger Sub or any of their Affiliates makes any representation or warranty to the Company, the Sellers or any of their Affiliates with respect to (i) any forecasts, projections, estimates or budgets heretofore delivered to or made available to the Company, the Sellers or any of their Affiliates or their counsel, accountants or advisors of future revenues, future expenses or expenditures or future results of operations of Purchaser or any of its Subsidiaries or (ii) except as expressly covered by a representation and warranty contained in this Article 7, any other information or documents (financial or otherwise) made available to the Company, the Sellers or any of their Affiliates or their counsel, accountants or advisors with respect to Purchaser and its Subsidiaries.

ARTICLE 8
TERMINATION
8.1Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)by mutual written consent of Purchaser, on the one hand, and the Sellers’ Representative, on the other hand;

(b)by Purchaser providing written notice to the Sellers’ Representative if there has been a breach of any of the representations, warranties, covenants or agreements by the Company, the Sellers or the Sellers’ Representative set forth in this Agreement which, if continuing on the Closing Date, would result in the conditions set forth in Section 3.2(a) or Section 3.2(b) to not be satisfied (but not waived) (so long as Purchaser has provided the Sellers’ Representative with written notice of such breach and the breach has continued without cure for a period of twenty (20) days after the notice of such breach or the earlier occurrence of the Outside Date, or such breach by its nature cannot be cured in such period);

(c)by the Sellers’ Representative, on behalf of the Company and the Sellers, providing written notice to Purchaser if there has been a breach of any of the representations, warranties, covenants or agreements by Purchaser set forth in this Agreement which, if continuing on the Closing Date, would result in the conditions set forth in Section 3.1(a) or Section 3.1(b) to not be satisfied (but not waived) (so long as the Company or the Sellers’ Representative has provided Purchaser with written notice of such breach and the breach has continued without cure for a period of twenty (20) days after the notice of such breach or the earlier occurrence of the Outside Date, or such breach by its nature cannot be cured in such period);

(d)by either of Purchaser, on the one hand, or the Sellers’ Representative on behalf of the Company and the Sellers, on the other hand, if the Closing has not been consummated by December 29, 2017 (the “Outside Date”); provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that party’s material breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

(e)by Purchaser providing written notice to the Sellers’ Representative if the Company does not deliver the Written Consent within one (1) Business Day following the execution and delivery of this Agreement; provided that the right to terminate this Agreement under this Section 8.1(e) must be exercised, if exercisable, by the end of the seventh (7th) Business Day following the execution and delivery of this Agreement; or

(f)by either of Purchaser, on the one hand, or the Sellers’ Representative on behalf of the Company and the Sellers, on the other hand, if any law or order shall have been enacted or entered by any Governmental Authority that permanently restrains, enjoins, prohibits or otherwise prevents the consummation of the Stock Purchase or the Merger and that has become final and non-appealable.

8.2Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Company or Purchaser or Merger Sub (provided, that this Section 8.2, Section 9.3, Section 9.4, Section 9.9 and Article 10 shall survive any such termination); provided, however, that no party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement. For purposes of clarification, the parties agree that if any party does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 3.2 (in the case of Purchaser and Merger Sub) or Section 3.1 (in the case of the Company and the Sellers) have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), and Purchaser and Merger Sub, in the case of a failure to close by the Company or the Sellers, or the Company and the Sellers, in the case of a failure to close by Purchaser or Merger Sub, have irrevocably confirmed in writing that they are ready, willing and able to consummate the Closing, such event shall be deemed to be a willful and material breach by such Persons of this Agreement. The Company may, on behalf of the Sellers, and Purchaser may, on behalf of itself and its stockholders, petition a court to award damages in connection with any breach by the other parties of the terms or conditions set forth in this Agreement, and each party agrees that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Sellers or Purchaser, as applicable (taking into consideration relevant matters, including other combination opportunities and the time value of money). In the case of any such petition by the Company, the Company may additionally, on behalf of the Sellers, enforce such award and accept damages for such breach.

If the transactions contemplated by this Agreement are terminated as provided in Section 8.1, Purchaser acknowledges and agrees that all documents, copies thereof, and all other materials received from or on behalf of the Company and any of its Subsidiaries relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
ARTICLE 9
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

9.1Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than those covenants and agreements that by their terms apply or are to be performed in whole or in part on or after the Closing) contained in this Agreement or in any document or certificate delivered pursuant hereto shall not survive beyond the Closing or termination of this Agreement, shall terminate on the earlier of the Closing or the date on which this Agreement is terminated and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective officers, directors, agents or other representatives; provided that nothing in this Section 9.1 shall be construed to modify, limit or supersede Section 8.2.

9.2Mutual Assistance. Each of the parties hereto agrees that it will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the parties hereto, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

9.3Press Release and Announcements; Confidentiality.

(a)Unless required by law (in which case each of Purchaser and the Sellers’ Representative shall consult, to the fullest extent permitted by law, with the other party prior to any such disclosure as to the form and content of such disclosure), from and after the date hereof, through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Businesses or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of both Purchaser and the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed); provided that (x) Purchaser shall be entitled, without the written consent of Sellers’ Representative, to answer questions from analysts and investors of Purchaser related to the transaction and (y) the Sellers’ Representative shall be entitled to disclose terms to limited partners and potential limited partners, in each case, with information that is consistent with any public statements, announcements or releases previously issued or made in accordance with this Section 9.3. Purchaser acknowledges that, upon the termination of this Agreement pursuant to Article 8, that certain letter agreement by and between Purchaser and Active Network, dated as of March 21, 2017 (the “Confidentiality Agreement”) shall remain in full force and effect pursuant to its terms; provided that the parties agree that the Confidentiality Agreement shall automatically terminate and be of no further force and effect as of the Closing.

(b)Vista Equity Partners Management, LLC and its affiliated investment funds (“Vista”) have provided, and may continue to provide after the date hereof, the Company and certain of the Company’s and its Subsidiaries’ executives and certain other employees with access to Vista’s Standard Operating Procedures (“VSOPs”) (information about which the Company and its Subsidiaries may provide to the board of managers of the Company) and certain other valuable, confidential and proprietary information of Vista (the “Vista Confidential Information”). Purchaser agrees on behalf of itself and its Affiliates that (i) the VSOPs and the other Vista Confidential Information are valuable, confidential and proprietary information and constitute trade secrets of Vista, and the VSOPs and the other Vista Confidential Information remain the exclusive property of Vista, (ii) the VSOPs and the other Vista Confidential Information must not be used or disclosed in any manner by Purchaser or any of its Affiliates unless required by law (provided that Purchaser shall (x) promptly notify Vista of any such required disclosure so that Vista may seek an appropriate order or other remedy protecting the VSOPs and the other Vista Confidential Information from disclosure and (y) use commercially reasonable efforts, at Vista’s expense, to obtain such protective order, other remedy or, if a protective order or other remedy is not obtained, confidential treatment for any information disclosed), (iii) the terms under which the VSOPs and the other Vista Confidential Information were provided to the Company’s and its Subsidiaries’ executives and certain other employees (the “Permitted Recipients”) do not permit access to the VSOPs or other Vista Confidential Information by any person or entity other than such Permitted Recipients, (iv) none of Purchaser, its Affiliates or their respective directors, managers, officers, employees or agents shall request access to the VSOPs or other Vista Confidential Information and (v) Purchaser and its Affiliates shall have no rights in the VSOPs or other Vista Confidential Information.

(c)For a period of two (2) years from the Closing Date, Vista and the Sellers shall, and shall use reasonable best efforts to cause their Affiliates to, hold in confidence any nonpublic information that is proprietary or competitively sensitive (“Sensitive Business Information”) to the extent relating to the Company Group, the Communities Business or the Sports Business; provided, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Vista, the Sellers or any of their Affiliates from and after the Closing from a third party source that is not known by Vista, the Sellers or their applicable Affiliate to be under any obligation of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of Vista, the Sellers or any of their Affiliates in violation of this Agreement, (iii) that Vista, the Sellers or any of their Affiliates are required by law to disclose (provided that Vista, the Sellers and their Affiliates shall notify

Purchaser of any such required disclosure and use commercially reasonable efforts, at Purchaser’s expense, to obtain confidential treatment for any information disclosed) or (iv) that is independently developed by or on the behalf of Vista, the Sellers or any of their Affiliates or representatives without use of or reference to the Sensitive Business Information. Nothing in this Agreement shall prohibit Vista, the Sellers and their Affiliates from disclosing or providing valuable, confidential or proprietary information (including any Sensitive Business Information), to any Person in contemplation of a sale, joint venture, business combination, recapitalization, merger or other similar transaction involving the Outdoors Business; provided, that such Person shall be bound by an obligation of confidentiality owed to Vista and/or its Affiliates substantially similar to the obligations set forth in the Confidentiality Agreement as of the date of this Agreement.

9.4Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants, without limiting or modifying in any respect the treatment of Transaction Expenses under this Agreement), regardless of whether the transactions contemplated hereby are consummated.

9.5Further Assurances. Each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each such party shall, on or prior to the Closing and subject to the terms and conditions set forth in this Agreement, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

9.6Transfer Taxes; Recording Charges. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with consummation of the Stock Purchase and the Merger shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) the Sellers. The Person responsible under applicable law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns when due and promptly provide a copy of such Tax Return to Purchaser or the Sellers’ Representative, as applicable. The Sellers’ Representative and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, and shall reasonably cooperate to lawfully minimize any Transfer Taxes.

9.7Directors and Officers Indemnification and Insurance.

(a)For six (6) years from and after the Closing, each of Purchaser and Merger Sub agree that it shall, or shall cause the Company to, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (each, a “Company Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable law and its respective articles of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable law). In the event of any such claim, action, suit, proceeding or investigation, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Purchaser within ten Business Days of receipt by Purchaser from the Company Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (y) Purchaser shall be entitled to participate in the defense of any such matter and no settlement shall be agreed without its prior written consent. For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit any member of the Company Group to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in any member of the Company Group’s articles of incorporation, bylaws or other organizational documents relating to the exculpation or indemnification rights of, or advancement of expenses to, any officers or directors, it being the intent of the parties hereto that the officers and directors of any member of the Company Group on the date hereof shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law.

(b)At, prior to, or immediately following the Closing, Purchaser shall purchase (or at the request of Purchaser, the Company shall purchase, but only with the consent of Purchaser) for any Person who is on the date hereof or who becomes prior to the Closing Date, an officer or director of any member of the Company Group (each such Person, a “D&O Beneficiary”) a six (6) year “tail” officers’ and directors’ liability insurance coverage (“D&O Insurance”) under the Company’s existing officers’ and directors’ liability insurance policy or a substitute policy which shall be maintained for a period of six (6) years after the Closing Date with coverage and amounts and containing terms not less advantageous in any material respect to the D&O Beneficiaries than the Company’s existing officers’ and directors’ liability insurance policy in effect as of the date hereof with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, (a) the fact that such D&O Beneficiary is or was a manager, director or officer of any member of the Company Group at any time prior to the Closing Date or is or was serving at the request of any member of the Company Group as a manager, director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date or (b) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date; provided that Purchaser and the Company shall not be required to pay for any such D&O Insurance an aggregate amount in excess of three hundred percent (300%) of the annual premium currently paid as of the date hereof by the Company Group under its existing officers’ and directors’ liability insurance policy, and if the cost of such D&O Insurance would exceed such amount, then Purchaser shall obtain a policy with the greatest coverage available for an aggregate cost not exceeding such amount or offer to the Sellers’ Representative an opportunity to pay such excess on behalf of the D&O Beneficiaries. The provisions of this Section 9.7 are intended to be for the benefit of, and shall be enforceable by, each such D&O Beneficiary and such Peron’s estate, heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to law, the organizational documents of any member of the Company Group, contract or otherwise.

9.8Tax Matters.

(a)Liability for Taxes. Subject to the provisions of this Section 9.8, from and after the Closing:

(i)(A) Sellers, severally and not jointly (pro rata in accordance with their respective portion of the Adjusted Purchase Price), shall pay, shall be liable for and shall indemnify, defend and hold harmless Purchaser and its Affiliates for Taxes of or with respect to Sellers or for which such Sellers are or may be liable, in each case for purposes of this Section 9.8(a)(i)(A), pursuant to Section 9.6 (including any such Taxes incurred pursuant to any Tax allocation or Tax sharing agreement or arrangement (except, in each case, an agreement or arrangement entered into in the ordinary course of business and not primarily related to Taxes), by contract, as transferee or successor or otherwise) and (B) the Vista Blocker Sellers, severally and not jointly (pro rata in accordance with their respective direct or indirect ownership of the Vista Blockers), shall pay, shall be liable for and shall indemnify, defend and hold harmless Purchaser and its Affiliates for all Taxes of or with respect to any of the Vista Blockers or for which any of the Vista Blockers is or may be liable (including pursuant to any Tax allocation or Tax sharing agreement or arrangement (except, in each case, an agreement or arrangement entered into in the ordinary course of business and not primarily related to Taxes), by contract, as transferee or successor or otherwise) for any Pre-Closing Tax Period (such Taxes described in clauses (A) and (B), the “Seller Indemnified Taxes”); provided, that any indemnification obligation pursuant to this Section 9.8(a)(i) shall exclude (1) any Taxes that would not have arisen but for a breach after the Closing by Purchaser, the Vista Blockers or the Company Group of any covenant set forth in this Section 9.8, (2) any Taxes arising from transactions or actions taken by Purchaser, the Vista Blockers, the Company Group or any of their Affiliates on the Closing Date after the Closing that are outside the ordinary course of business or otherwise properly treated as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local or foreign law), (3) any sales or use, payroll or other withholding Taxes but only to the extent that (x) any Vista Blocker or any of its Subsidiaries has collected or withheld such Taxes on or before the Closing Date, and (y) the proceeds of which are held by any Vista Blocker or any of its Subsidiaries on the Closing Date and (4) any Taxes taken into account in calculating the Adjusted Purchase Price; provided, further, that any indemnification pursuant to this Section 9.8(a)(i) shall be limited to Taxes incurred with respect to Pre-Closing Tax Periods; provided, further, that (x) with respect to any indemnity claim pursuant to Section 9.8(a)(i)(B), each Vista Blocker Seller shall only be liable for and required to indemnify Purchaser and its Affiliates for Taxes incurred by and attributable to the Vista Blocker that, after the Pre-Closing Reorganization and immediately prior to the Stock Purchase, is owned directly or indirectly by such Vista Blocker Seller and (y) the aggregate maximum responsibility and liability of each Seller arising from an indemnification obligation pursuant to this Agreement shall not exceed the portion of the Blocker Corporation Cash Payment or the portion of the Initial Cash Purchase Price, as the case may be, in each case, as adjusted and recalculated in accordance with Section 2.6, actually received by such Seller pursuant to this Agreement.

(ii)Purchaser shall pay, shall be liable for and shall indemnify, defend and hold harmless the Sellers for Taxes of or with respect to Purchaser or for which Purchaser is or may be liable (including pursuant to any Tax allocation or Tax sharing agreement or arrangement (except, in each case, an agreement or arrangement entered into in the ordinary course of business and not primarily related to Taxes), by contract, as transferee or successor or otherwise) (A) of the Vista Blockers and the Company Group for any Post-Closing Tax Period or (B) for which Purchaser is responsible pursuant to Section 9.6, provided that the aggregate maximum responsibility and liability of the Purchaser arising from an indemnification obligation pursuant to this Section 9.8(a)(ii) shall not exceed the Initial Cash Purchase Price as adjusted and recalculated in accordance with Section 2.6.

(iii)In the case of any Straddle Period, (A) real, personal and intangible property Taxes (“Property Taxes”) for the Pre-Closing Tax Period will be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during such period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire period and (B) Taxes (other than Property Taxes) will be computed as if such period ended on the Closing Date.

(iv)Any amounts payable by the Sellers to the Purchaser and its Affiliates with respect to any Seller Indemnified Taxes pursuant to Section 9.8(a)(i) shall be reduced to take account of any net Tax benefit actually received in cash or in a reduction of Taxes of the Purchaser or its Affiliates in the taxable year in which such indemnification payment is made or any prior taxable year (determined on a “with and without” basis), arising from the incurrence or payment of any such Seller Indemnified Taxes. Any indemnity payment required to be made pursuant to this Section 9.8 shall be made no later than the later of (x) twenty (20) Business Days after the Tax Indemnified Party gives notice to the Tax Indemnifying Party pursuant to Section 9.8(d)(ii), (y) five (5) Business Days before the relevant Tax Return on which such Tax is shown is due or (z) in the case of a Tax that is subject to a Tax Proceeding, five (5) Business Days after such Tax Proceeding is concluded and cannot be further appealed or contested (including as a result of settlement).

(b)Tax Returns. Except as provided in Section 9.6, Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Vista Blockers and Company Group which are filed after the Closing Date for any taxable period ending on or prior to the Closing Date and for any Straddle Period in accordance with past practice (other than as required by applicable Tax law). No later than forty-five (45) days prior to filing any such Tax Return, Purchaser shall submit any such Tax Return (along with, at Sellers’ Representative’s reasonable request, any supporting or underlying documentation related thereto) to the Sellers’ Representative for its review, comment and, to the extent related to Taxes for which Sellers or their Affiliates are liable pursuant to this Agreement or the Contribution Agreement or otherwise, approval (such approval not to be unreasonably withheld, conditioned or delayed). Purchaser shall consider in good faith any revisions as are reasonably requested by the Sellers’ Representative. Notwithstanding anything to the contrary herein, each of the parties hereto agrees to report any taxable gain pursuant to Section 311 the Code attributable to the Distribution based on the valuation of the equity interests in Outdoors LLC and/or the Outdoors Business performed by Duff & Phelps Corporation (or another financial advisor, as determined by the Company), and each of the parties hereto shall file all Tax Returns (including amended Tax Returns and claims for Tax refunds) and information reports in a manner consistent therewith, other than as required by determination by an applicable Taxing Authority within the meaning of Section 1313(a) of the Code (or any corresponding provision of state or local law).

(c)Post-Closing Tax Actions. Purchaser and its Affiliates (including after the Closing Date, the Vista Blockers and the Company Group) shall not, with respect to any taxable period that begins prior to the Closing Date (regardless of whether such taxable period ends prior to the Closing Date), (i) except as otherwise required by Section 9.8(b), file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of any Vista Blocker or member of the Company Group, (ii) make or change any Tax election (including an election under Section 336 or 338 of the Code) with respect to any Vista Blocker or member of the Company Group, (iii) extend or waive any statute of limitations with respect to Taxes or Tax Returns of any Vista Blocker or member of the Company Group or (iv) initiate discussions or examinations with a Taxing Authority or make any voluntary disclosures with respect to Taxes of any Vista Blocker or member of the Company Group, in the case of clauses (i) and (ii), without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed) and in the case of clauses (iii) or (iv) without prior written notice to the Sellers’ Representative.

(d)Cooperation; Procedures Relating to Tax Claims and Tax Indemnification.

(i)Subject to the other provisions of this Section 9.8, Purchaser and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.

(ii)Purchaser or the appropriate Seller, as applicable (the “Tax Indemnified Party”), shall give notice of any matter that such Tax Indemnified Party has determined has given rise to a right of indemnification under this Section 9.8 to the Sellers’ Representative or the Purchaser, as applicable (the “Tax Indemnifying Party”) promptly (and in any event within twenty (20) Business days) after making such determination. Such notice shall state the amount of the Loss claimed, if known, method of computation thereof and reference to the provisions of this Section 9.8 in respect of which such right of indemnification is claimed, provided, that the failure to provide such notice shall not affect the Tax Indemnified Party’s right to indemnification hereunder, except, and only to the extent that, such Tax Indemnified Party is actually prejudiced by such failure.

(e)Tax Proceedings.

(i)The Controlling Party shall have the right to control, and the Non-Controlling Party shall have the right to participate in any Tax Proceeding involving a Tax Claim. Any Person receiving notice of any Tax Claim shall provide the Purchaser or the Sellers’ Representative, as applicable, notice of such Tax Claim within ten (10) days of its receipt of such notice, provided, that failure to comply with this provision shall not affect Purchaser’s or the Sellers’ Representative’s right to indemnification hereunder, except, and only to the extent that, any Person is actually prejudiced by such failure. The Controlling Party shall keep the Non-Controlling Party reasonably informed of the status of such matter (including providing the Non-Controlling Party with copies of all written correspondence regarding such matter), and the Controlling Party shall not settle any such proceedings without the Non-Controlling Party’s written consent, not to be unreasonably withheld, conditioned or delayed.

(ii)Notwithstanding any other provision of this Agreement, in no event shall (A) Purchaser be required to provide any Person with any Tax Return or copy of any Tax Return of an affiliated, consolidated, combined, unitary, aggregate or similar group that includes Purchaser or any of its Affiliates or (B) any Seller be required to provide any Person with any income Tax Return or copy of any income Tax Return of such Seller.

(iii)For the avoidance of doubt and notwithstanding any other provision of this Agreement or the Contribution Agreement to the contrary, any Tax Proceeding in respect of the Company or its

Subsidiaries for any Pre-Closing Tax Period (including any such Tax Proceeding in respect of any partnership Tax Return of the Company or any of its Affiliates) shall be governed by Section 3(d)(ii)(D) of the Contribution Agreement.

(f)Tax Refunds. Any refunds of Taxes with respect to the Vista Blockers for any Pre-Closing Tax Period that are received by Purchaser, the Vista Blockers or the Company Group after the Closing Date, (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Sellers, and Purchaser shall pay over to Sellers’ Representative for the benefit of the Sellers any such Pre-Closing Tax Refund within fifteen (15) days after receipt thereof. Purchaser shall cooperate with Sellers’ Representative in obtaining such Pre-Closing Tax Refunds as promptly as possible, it being understood that, (i) the Vista Blockers and any member of the Company Group that is taxable as a corporation for U.S. federal income tax purposes will carryback any net operating losses for taxable periods ending on or before or including the Closing Date to prior taxable periods as allowable by applicable Tax law and shall claim Tax refunds as a result of such carryback (including through the filing of amended Tax Returns) (provided, that Purchaser shall not be required to reflect the carryback of any such net operating losses on any consolidated or combined or unitary Tax Return of Purchaser and its Affiliates) and (ii) any such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities.

(g)Intermediary Transaction Tax Shelter. None of the Sellers nor Purchaser shall take any action or cause any action to be taken with respect to the Vista Blockers or the Company Group subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730 (February 26, 2001), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

(h)Purchase Price Adjustment. Any payments under this Agreement shall be treated by all parties as adjustments to the Adjusted Purchase Price (including for Tax and accounting purposes), unless otherwise required by applicable law.

(i)Tax Matters Survival. The obligations set forth in this Section 9.8 shall remain in effect for the period of the relevant statute of limitations applicable to the Taxes at issue.

9.9Disputes; Arbitration Procedure.

(a)Except for any dispute, claim or controversy pursuant to Section 2.6 or Section 2.7, each of the parties hereto agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

(b)Except for any dispute, claim or controversy pursuant to Section 2.6 or Section 2.7, any dispute, claim or controversy that cannot be resolved by the parties hereto through good faith negotiations within thirty (30) days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 9.9 will then, upon the written request of any party hereto, be exclusively resolved by final and binding arbitration under the Delaware Rapid Arbitration Act (the “DRAA,” 10 Del. C. § 5801 et seq.) and the Delaware Rapid Arbitration Rules promulgated thereunder by the Supreme Court of the State of Delaware. The arbitral panel shall consist of three (3) arbitrators. If the parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the DRAA. To the extent not governed by the DRAA, such arbitrators shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Wilmington, Delaware. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction.

(c)Nothing contained in this Section 9.9 shall prevent any party hereto from resorting to judicial process if solely injunctive or equitable relief from a court is necessary to prevent injury to such party or its Affiliates. The arbitral award shall be final and non-appealable. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party hereto to assert any claim or defense.

9.10Sellers’ Representative.

(a)The Sellers’ Representative is hereby approved to serve as the representative of the Sellers by virtue of (i) the approval of the Merger by the holders of Units (other than the Vista Blockers) in accordance with the Company LLC Agreement, and without further action of any such holders, (ii) the Vista Blocker Sellers’ execution and delivery of this Agreement, with respect to the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative and (iii) the execution of a Letter of Transmittal by each Unitholder Seller. Each of the Sellers hereby irrevocably appoints the Sellers’ Representative as the agent, proxy and attorney‑in‑fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf (a) to consummate the transactions contemplated herein, (b) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (c) to disburse any funds received hereunder to such Seller and each other Seller (including, for the avoidance of doubt, under Article 2 hereof), (d) to execute and deliver any certificates representing the Company Group’s equity interests and execution of such further instruments as Purchaser or Merger Sub shall reasonably request, (e) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (f) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (g) to negotiate, settle, compromise and otherwise handle any claims relating to the calculation of the Merger Consideration, the Initial Purchase Price and any other amounts payable hereunder, including any claims made by any indemnified party pursuant this Agreement, (h) to do each and every act and exercise any and all rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement and (i) except as provided for herein, refrain from taking any action to treat similarly situated Sellers materially and adversely differently from one another. Each of the Sellers irrevocably and unconditionally agrees (x) with the calculation of the Distribution Waterfall and the allocation and distribution of proceeds pursuant thereto and (y) to reimburse the Sellers’ Representative on a pro rata basis for any fees and expenses incurred by the Sellers’ Representative in its capacity as agent, proxy or attorney in fact of the Sellers in connection with this Agreement or the transactions contemplated herein. At the Closing, Purchaser shall deliver to the Sellers’ Representative an amount to be determined by the Representative, at its reasonable discretion (upon notice to Purchaser) (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein. Any balance of the Sellers’ Representative Expense Fund not incurred for such purposes shall be returned to the Sellers on a pro rata basis as soon as reasonably practicable after payment of the Sellers’ Representative the amount due to it from the Sellers’ Representative Expense Fund. The grant of authority to the Sellers’ Representative by the Sellers is and shall be coupled with an interest and irrevocable and shall survive the Closing, and all actions taken by the Sellers’ Representative under this Agreement shall be fully binding on the Sellers. Purchaser (and after the Closing any member of the Company Group) shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding on the Sellers and the Unitholders.

(b)The Sellers’ Representative represents and warrants to Purchaser and Merger Sub as follows:

(i)It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement.

(ii)The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for such consents or approvals which have been obtained as of the date hereof) under (x) applicable laws, (y) its organizational documents or (z) any contract or agreement to which it is a party.

(iii)The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part. This Agreement has been duly and validly executed and delivered by the Sellers’ Representative and constitutes a legal, valid and binding obligation of the Sellers’ Representative and, assuming the due execution and delivery of this Agreement by the other parties hereto, enforceable against the Sellers’ Representative in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

9.11Disclosure Schedules. Each disclosure schedule delivered pursuant to this Agreement (each a “Schedule”, and collectively, the “Schedules”) shall be in writing and shall qualify this Agreement as provided herein. The Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Purchaser except to the extent expressly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Schedules is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Company or Purchaser nor shall such information constitute an admission by any party hereto, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material to the Company Group or Purchaser or constitutes a Material Adverse Effect or Purchaser Material Adverse Effect. Any fact or item that is disclosed in any Schedule in a way as to make its relevance or applicability to information called for by any other Schedule reasonably apparent on the face of such disclosure shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted on certain Schedules for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Schedules. Where the terms of a contract or other item have been summarized or described in the Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described. The information provided in the Schedules is being provided solely for the purpose of making disclosures to Purchaser and the Company under this Agreement. In disclosing this information, none of the Company, Purchaser or Merger Sub waives, and each expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

9.12Non-Solicit. For a period of two (2) years from and after the Closing, the Sellers shall not, and shall cause their portfolio companies (including Outdoors LLC and its Subsidiaries, but other than any portfolio companies of the Sellers who have not been involved with the Businesses or any Sellers’ investment in the Company or had access to any non-public information relating to the Businesses; provided, that the possession or knowledge of any such non-public information relating to the Businesses by any directors, officers, employees, or consultants who serve on a portfolio company’s board or governing body or is otherwise affiliated with or employed by such portfolio company (such person, an “Investment Professional”) shall not, solely for that reason, be deemed imputed to such portfolio company so long as any such Investment Professional does not directly or indirectly (through an intermediary) furnish or provide access to any such non-public information relating to the Businesses to the other directors, officers, employees, or consultants (other than another Investment Professional) of such portfolio company; further, provided, that any Vista portfolio company “best practices” information and aggregate portfolio company data that does not include individual employee data shall not constitute non-public information relating to the Businesses) not to, without the prior written consent of Purchaser, directly or indirectly by directing another Person, hire or solicit for employment (whether as an officer, employee or consultant or other independent contractor) any individual with a base salary of at least $50,000 who is an employee of the Company Group as of immediately following the Closing; provided, however, that the restrictions of this Section 9.12 shall not prohibit (i) solicitation of any person through any general advertisement, or any search firm engagement which, in any such case, is not directed or targeted at any such employee or (ii) solicitation of or hiring any individual whose employment was terminated by the Company Group after the Closing and at least three (3) months prior to the commencement of employment discussions with such individual.

9.13Seller Guaranties. With respect to each Seller Guaranty (as defined below), Purchaser shall use, and from and after the Closing shall cause the Company Group to use, commercially reasonable efforts to arrange as soon as reasonably practicable, and subject to and effective as of the Effective Time, for the release of the Sellers and their Affiliates (including the Outdoors Business, but other than the Company Group) from their respective obligations to the beneficiary of such Seller Guaranty, provided that, if Purchaser is unable to obtain such release, Purchaser shall indemnify the Seller Parties with respect to such Seller Guaranty from and after Closing. “Seller Guaranty” means any guaranty issued by a Seller or any of its Affiliates (including the Outdoors Business, but other than the Company Group) or on any of their behalf and any keepwell, net worth maintenance agreement, letter of credit, reimbursement obligation or letter of comfort imposing any obligations on any Seller or its Affiliates in connection with the Communities Business or the Sports Business that is set forth on the Seller Guaranty Schedule.

9.14NYSE Listing. Promptly following the issuance of the Stock Consideration, Purchaser shall use reasonable best efforts to cause the Purchaser Shares to be listed on the NYSE.

9.15Registration of Purchaser Common Stock.

(a)Promptly following the Closing, with respect to the MIU Holder Purchaser Shares, prior to the Initial Lock-Up Date, with respect to the Initial Lock-Up Shares, and prior to the Subsequent Lock-Up Date, with respect to the Subsequent Lock-Up Shares, Purchaser shall (i) use reasonable best efforts to prepare and file with the SEC, at Purchaser’s sole cost and expense, a Registration Statement on Form S-3, in the form of an automatic shelf registration statement (the “Registration Statement”) or an amendment to an existing shelf registration statement, relating to the resale of the applicable Purchaser Shares and (ii) make any other filings required under any applicable state or foreign securities laws, in either case, such that each of the Sellers may (subject to Section 6.10 and the Stockholders Agreement as applicable) resell any such Purchaser Shares without reliance on any exemption from registration under the 1933 Act or any other such securities laws. Purchaser agrees to use reasonable best efforts to keep the Registration Statement continuously effective under the 1933 Act until the earlier of three (3) years from the date of issuance of the Purchaser Shares or such shorter period ending when all Purchaser Common Stock covered by the Registration Statement has been sold in the manner set forth and as contemplated in the Registration Statement (such period, the “Registration Period”). Purchaser agrees to use reasonable best efforts to remain a WKSI (and not become an “ineligible issuer” (as defined in Rule 405)) during the Registration Period. If for any reason Purchaser ceases to be a WKSI or becomes ineligible to utilize Form S-3, Purchaser shall use reasonable best efforts to promptly prepare and file with the SEC a registration statement or registration statements on such form that is available for the resale of the Purchaser Shares.

(b)Purchaser shall be responsible for all expenses relating to Purchaser’s compliance with this Section 9.15, including all registration and filing fees, printing expenses, fees and disbursements of independent public accountants for Purchaser, and fees of transfer agents and registrars. Sellers shall be responsible for any fees of their counsel.

(c)Purchaser agrees to indemnify and hold harmless: (A) the Sellers, (B) each of their directors, managers, officers, employees, agents, partners and Affiliates and (C) each person who controls the Sellers within the meaning of either the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), from and against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other law (“Losses”), insofar as Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, or in any preliminary prospectus or prospectus contained therein, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished to Purchaser by or on behalf of Sellers specifically for inclusion therein.

(d)Each of the Sellers agrees to indemnify and hold harmless: (A) Purchaser, (B) each of its managers, directors and officers and (C) each person who controls Purchaser within the meaning of either the 1933 Act or the 1934 Act from and against any and all Losses, insofar as Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, or in any preliminary prospectus or prospectus contained therein, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished to Purchaser by or on behalf of such Seller specifically for inclusion therein.

(e)If the indemnification provided for in this Section 9.15 is unavailable to or is insufficient to hold harmless an indemnified party under the provisions above in respect to any Losses referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of Purchaser on the one hand and the sellers of Purchaser Shares and any other sellers participating in the registration statement on the other hand or (ii) if the allocation provided by clause (i) of this Section 9.15(e) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) of this Section 9.15(e) but also the relative benefit of Purchaser on the one hand and of the sellers of Purchaser Shares and any other sellers participating in the registration statement on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by Purchaser on the one hand and the sellers of Purchaser Shares and any other sellers participating in the registration statement on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) to Purchaser bear to the total net proceeds from the offering (before deducting expenses) to the sellers of Purchaser Shares and any other sellers participating in the registration statement. The relative fault of Purchaser on the one hand and of the sellers of Purchaser Shares and any other sellers participating in the registration statement on the other shall be determined by reference to, among other things, whether the untrue statement or alleged omission to state a material fact relates to information supplied by Purchaser or by the sellers of Purchaser Shares or other sellers participating in the registration statement and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(f)The Company and the sellers of Purchaser Shares agree that it would not be just and equitable if contribution pursuant to this Section 9.15 were determined by pro rata allocation (even if the sellers of Purchaser Shares were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in Section 9.15(e). The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 9.15(e) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9.15, no seller of Purchaser Shares shall be required to contribute pursuant to this Section 9.15 any amount in excess of the sum of (i) any amounts paid pursuant to Section 9.15(d) and (ii) the net proceeds received by such Seller from the sale of Purchaser Shares covered by the registration statement filed pursuant hereto. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

9.16Certificate Legend Removal. Pursuant to Purchaser’s receipt of an opinion of counsel reasonably satisfactory to Purchaser that registration under the 1933 Act is not required, Purchaser shall use its reasonable best efforts to remove, or cause its registrar and transfer agent to remove, the legend set forth in Section 6.10(b) hereof from the certificates evidencing the Purchaser Shares issued as Stock Consideration, following a Seller’s written request to have such legend removed, subject to the terms of the Stockholders Agreement to the extent applicable.

9.17Lockup. Without limiting the Stockholders Agreement and except as provided in clauses (a) through (d) below, without the prior written consent of Purchaser, each Seller party hereto and each MIU Holder (other than any MIU Holder receiving the MIU Holder Purchaser Shares) covenants and agrees, until (i) December 31, 2017 (such date, the “Initial Lock-Up Date”) with respect to 16.7% of the Purchaser Shares received by such Seller (the “Initial Lock-Up Shares”) and (ii) December 31, 2018 (such date, the “Subsequent Lock-Up Date” and, together with the Initial Lock-Up Date, the “Lock-Up Dates”) with respect to the remaining 83.3% of the Purchaser Shares received by such Seller (the “Subsequent Lock-Up Shares”), not to offer, sell, contract to sell, pledge, assign, transfer or otherwise create any interest in or otherwise dispose of (or enter into any transaction which is designed to, or would reasonably be expected to, result in any of the foregoing) any of the Purchaser Shares acquired by such Seller pursuant to this Agreement.  The foregoing restriction shall not apply to transfers of Purchaser Shares:

(a)if the Seller is a natural person, by will, by intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on the undersigned’s death, in each case to any member of the immediate family (as defined below) of the Seller or to a trust the beneficiaries of which are exclusively the Seller or members of the Seller’s immediate family;

(b)if the Seller is a natural person, as a bona fide gift or gifts, including a bona fide gift or gifts to a charity or educational institution;

(c)if the Seller is a natural person, a partnership or a limited liability company, to a partner or member, as the case may be, of such partnership or limited liability company or any wholly-owned subsidiary of the Seller or to an Affiliate under common control with the Seller, by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement; provided, in each case that such transferee agrees in writing to abide by the provisions of this Section 9.17; and

(d)pursuant to a bona fide third party tender offer made to all holders of the Purchaser Common Stock or a merger, purchase, consolidation or other similar transaction, involving a change of control of Purchaser, that has been approved by the board of directors of Purchaser (and nothing in this Agreement shall prohibit the Seller from voting in favor of any such transaction or taking any other action in connection with such transaction).

9.18Company Unitholder Approval. Within one (1) Business Day following the execution and delivery of this Agreement, the Company will deliver to Purchaser the Written Consent. Without limiting the foregoing, the Company shall (i) use commercially reasonable efforts to deliver as promptly as practicable after the date hereof a written consent evidencing approval of this Agreement and the transactions contemplated hereby by all of the Unitholders entitled to vote with respect thereto and (ii) request the MIU Holders to deliver all of the items required to be delivered by such Persons as specified in Section 2.3(b).

9.19Change of Method. To the extent reasonably requested by the Sellers’ Representative or Purchaser, each of the parties hereto shall cooperate with respect to and consider in good faith any proposed changes to the method of effecting the Merger, the Stock Purchase and the Pre-Closing Reorganization as contemplated by this Agreement, including adding one or more parties as Sellers hereunder and any assignments reasonably necessary in connection therewith; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration, the Initial Purchase Price or any other consideration provided for in this Agreement, (ii) adversely affect, or be reasonably likely to adversely affect, the other party hereto, including the tax treatment of the transactions contemplated by this Agreement with respect to such other party or any liability for taxes, or otherwise cause such other party to incur any liability which it would not have otherwise incurred prior to such change, or (iii) be reasonably likely to cause the Closing to be prevented or delayed, provided, in each case, that any such determination shall be made in good faith.

ARTICLE 10
MISCELLANEOUS

10.1Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Sellers’ Representative (on behalf of the Sellers and, prior to the Closing, the Company) and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.2Notices. All notices, demands and other communications to be given or delivered to Purchaser, Merger Sub, the Company, or the Sellers’ Representative under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, one (1) Business Day after being sent by reputable overnight courier or when transmitted by facsimile, telecopy (transmission confirmed), or e-mail, in each case as appropriate to the addresses indicated below (unless another address is so specified by the applicable party in writing):

If to the Sellers’ Representative, or prior to the Closing, to the Company, then to:
c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attention:     David A. Breach and Andrew Tate

Facsimile:	(512) 730-2453

E-mail:	dbreach@vistaequitypartners.com;
atate@vistaequitypartners.com

with a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA 94104
Attention:     Noah D. Boyens, P.C.
Vlad Kroll
Facsimile:     (415) 439‑1500

E-mail:	noah.boyens@kirkland.com;
vlad.kroll@kirkland.com

If to Purchaser or Merger Sub, or after the Closing, to the Company, then to:
Global Payments Inc.
3550 Lenox Road, Suite 3000
Atlanta, GA 30326
Attention: General Counsel
Facsimile: (770) 829-8265
E-mail: david.green@globalpay.com

with a copy, which shall not constitute notice, to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:     Edward D. Herlihy
Jacob A. Kling
Facsimile:     (212) 403-2000
E-mail:        EDHerlihy@wlrk.com
JAKling@wlrk.com

10.3Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Sellers’ Representative and any attempted assignment without such prior written consent shall be void.

10.4Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The term “or” shall be deemed to mean “and/or”. Any reference to any particular Code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (provided, that for purposes of the Schedules, such references shall only include such amendments and modifications to the extent explicitly set forth in the Schedules previously provided to the applicable party). Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever this Agreement requires that a document or item be “made available” or “provided” to any party hereto as of or prior to the date hereof, it shall mean that such document or item has been provided to such party or its representatives, made available to such party or its representatives in the electronic data room maintained in connection with this Agreement, or in the case of Purchaser included in the Purchaser SEC Reports, in each case at least one (1) day prior to the date of this Agreement. Whenever this Agreement requires that any action be taken or any consent be given in “writing”, email shall be sufficient and shall be considered a writing.

10.6Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (including as set forth in Section 9.7 above), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company and its Subsidiaries.

10.8Complete Agreement. This Agreement, including the Schedules, and the exhibits hereto, together with the other documents and instruments referred to herein, including the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

10.9Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

10.10Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any party’s agreement to arbitrate) as described in Section 9.9, to the extent permitted by law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, only if such court declines to accept jurisdiction over a particular matter, any United States federal court sitting in Wilmington, Delaware or, only if such Court of Chancery and such United States federal courts decline to accept jurisdiction over a particular matter, any other state court sitting in the State of Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

10.11Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.12Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party hereto, as applicable, in accordance with their specific terms or were otherwise breached by any party hereto, as applicable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any party, as applicable, and to enforce specifically the terms and provisions hereof against such party, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

10.13Attorney-Client Privilege and Conflict Waiver.

(a)Kirkland & Ellis LLP has represented the Company, its Subsidiaries, certain of the Sellers and the Sellers’ Representative. All of the parties recognize and agree the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing and such parties recognize and agree that the certain communications between or among Kirkland & Ellis LLP, the Company, its Subsidiaries, certain of the Sellers and the Sellers’ Representative are protected under certain privileges and doctrines, including the attorney-client privilege and the common interest doctrine. Specifically, the parties agree that (a) neither Purchaser nor Merger Sub shall, or shall cause the Company Group to, seek to have Kirkland & Ellis LLP disqualified from representing the Sellers’ Representative, the Sellers and their respective Affiliates, and each of the foregoing’s respective officers, directors, managers, employees, shareholders, equityholders, agents and representatives (collectively, the “Seller Parties”) in connection with any dispute that may arise between the Sellers’ Representative, the Seller Parties or their respective Affiliates and Purchaser, Merger Sub or the Company in connection with this Agreement or the transactions contemplated hereby, and the Company expressly waives any claim that Kirkland & Ellis LLP has a conflict of interest that would preclude it from engaging in such a representation and (b) in connection with any such dispute that may arise between the Sellers’ Representative, the Seller Parties or their respective Affiliates and Purchaser, Merger Sub or the Company, the Sellers’ Representative, the Seller Parties or their respective Affiliates involved in such dispute (and not Purchaser, Merger Sub or the Company) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company, any of its Subsidiaries and Kirkland & Ellis LLP that occurred before the Closing in connection with this Agreement and the transactions contemplated hereby.

(b)Purchaser further agrees, on behalf of itself, Merger Sub and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of Kirkland & Ellis LLP, the Sellers’ Representative, the Seller Parties or their respective Affiliates that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Sellers, shall be controlled by the Sellers’ Representative on behalf of the Sellers and shall not pass to or be claimed by Purchaser or the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers’ Representative and the Sellers, shall be controlled by the Sellers’ Representative on behalf of the Sellers and shall not pass to or be claimed by Purchaser or the Company.

(c)Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company, on the one hand, and a third party other than the Sellers’ Representative or any Sellers, on the other hand, Purchaser or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party and if requested by Purchaser, the Sellers and Sellers’ Representative shall assert such privilege; provided, however, that none of Purchaser or the Company may waive such privilege without the prior written consent of the Sellers’ Representative. In the event that Purchaser or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Purchaser shall immediately (and, in any event, within two (2) Business Days) notify the Sellers’ Representative in writing (including by making specific reference to this Section) so that the Sellers’ Representative can seek (at its expense) a protective order and Purchaser agrees to use all commercially reasonable efforts to assist therewith.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.
COMPANY:

ATHLACTION TOPCO, LLC

By: /s/ Andrew Tate
Name: Andrew Tate
Title: Vice President

SELLERS’ representative:

VISTA EQUITY PARTNERS MANAGEMENT, LLC

By: VEP Group, LLC
Its: Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title: Managing Member

VISTA BLOCKER SELLERS:

VEPF III AIV VI-A, L.P.

By:    Vista Equity Partners Fund III GP, LLC
Its:    General Partner

By:    VEP Group, LLC
Its:    Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title:    Managing Member

VEPF IV AIV VII-A, L.P.

By:    Vista Equity Partners Fund IV GP, LLC
Its:    General Partner

By:    VEP Group, LLC
Its:    Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title:    Managing Member

VFF I AIV IV-A, L.P.

By:    Vista Foundation Fund I GP, LLC
Its:    General Partner

By:    VEP Group, LLC
Its:    Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title:    Managing Member

VISTA AIVs:

VEPF III AIV VI, L.P.
By:    Vista Equity Partners Fund III GP, LLC
Its:    General Partner

By:    VEP Group, LLC
Its:    Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title:    Managing Member

VEPF IV AIV VII, L.P.

By:    Vista Equity Partners Fund IV GP, LLC
Its:    General Partner

By:    VEP Group, LLC
Its:    Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title:    Managing Member

VFF I AIV IV, L.P.

By:    Vista Foundation Fund I GP, LLC
Its:    General Partner

By:    VEP Group, LLC
Its:    Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title:    Managing Member

VISTA gps:

VISTA EQUITY PARTNERS FUND III GP, LLC

By:    VEP Group, LLC
Its:    Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title:    Managing Member

VISTA EQUITY PARTNERS FUND IV GP, LLC

By:    VEP Group, LLC
Its:    Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title:    Managing Member

VISTA EQUITY PARTNERS FUND I GP, LLC

By:    VEP Group, LLC
Its:    Senior Managing Member

By: /s/ Robert F. Smith
Name: Robert F. Smith
Title:    Managing Member

PURCHASER:

GLOBAL PAYMENTS INC.

By: /s/ David Green
Name: David Green
Title: Executive Vice President, General Counsel and Corporate Secretary

MERGER SUB:

ATHENS MERGER SUB, LLC

By: /s/ David Green
Name: David Green
Title: Executive Vice President, General Counsel and Corporate Secretary

Exhibit A

Reorganization Deck

Exhibit B

Form of Contribution Agreement

Exhibit C

Distribution Waterfall

Exhibit D

Form of Stockholders Agreement

Exhibit E

Form of LLC FIRPTA

Exhibit F

Form of Non-USRPHC Certificate

Exhibit G

Form of Letter of Transmittal